As filed with the Securities and Exchange Commission on January 10, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

H World Group Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)
Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
No. 1299 Fenghua Road
Jiading District
Shanghai 201803
People’s Republic of China
+86 21 6195-2011
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jihong He Chief Financial Officer H World Group Limited 11 Penang Lane Singapore 238485 +65 8655-0278	Shuang Zhao, Esq. Cleary Gottlieb Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road, Causeway Bay Hong Kong +852 2532-3783

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company  ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PROSPECTUS
H World Group Limited
Ordinary Shares
We may from time to time in one or more offerings offer and sell our ordinary shares, including ordinary shares represented by American depositary shares, or ADSs.
In addition, from time to time, selling shareholders (if any) to be named in a prospectus supplement may offer and sell our ordinary shares or ADSs held by them. We will not receive any proceeds from the sale of our ordinary shares or ADSs by the selling shareholders (if any).
We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” of this prospectus.
The ADSs are listed on the NASDAQ Global Select Market under the symbol “HTHT.” On January 9, 2023, the last reported sale price of the ADSs on the NASDAQ Global Select Market was US$43.80 per ADS. Our ordinary shares are listed on The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”) pursuant to Chapter 19C (Secondary Listings of Qualifying Issuers) of the Hong Kong Listing Rules under the stock code “1179.”

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” starting on page 19 of this prospectus, included in any prospectus supplement or in the documents incorporated by reference into this prospectus before you invest in our securities.
H World Group Limited is not a Chinese operating company but a holding company incorporated in the Cayman Islands. As a holding company with no material operations of its own, H World Group Limited conducts substantially all of its business through its subsidiaries, and for some businesses the direct holding of which is restricted by PRC law, through the Consolidated Affiliated Entities (defined below). While we do not have any equity ownership of the Consolidated Affiliated Entities, the contractual arrangements we have with the Consolidated Affiliated Entities enables us to direct the activities that most significantly affect the economic performance of the Consolidated Affiliated Entities, as well as receive the economic benefits from the Consolidated Affiliated Entities. In addition, we also have one Consolidated Fund (defined below, and together with the Consolidated Affiliated Entities, the “VIEs”), and the Consolidated Fund has two subsidiaries, which primarily operate hotel businesses and invest in companies in the hotel industry. While we have minority equity ownership in the Consolidated Fund, the Consolidated Fund’s partnership arrangement enables us to direct the activities that most significantly affect its economic performance, as well as receive its significant economic benefits. Because of these arrangements, we have control over and are the primary beneficiary of the VIEs for accounting purposes and, therefore, have consolidated the financial results of the VIEs in our consolidated financial statements in accordance with U.S. GAAP. Any references to control or benefits that accrue to us because of the VIEs in this prospectus are limited to, and are subject to conditions for consolidation of, the VIEs under U.S. GAAP. Investors in our securities do not own equity interest in our operating entities, including our subsidiaries, the Consolidated Affiliated Entities and the Consolidated Fund in China, but instead own equity interest in the Cayman Islands holding company. Our securities that are listed on the stock exchanges are securities of our Cayman Islands holding company, not of our operating subsidiaries or the VIEs. As used in this prospectus, “we,” “us,” “our company,” “our” or “Huazhu” refers to H World Group Limited (formerly known as Huazhu Group Limited and China Lodging Group, Limited), a Cayman Islands exempted company, its predecessor entities and its subsidiaries and, in the context of describing our operations and consolidated financial information, the VIEs; the “Consolidated Affiliated Entities” refers to Tianjin Mengguang Information Technology Co., Ltd., Huanmei Information Technology (Shanghai) Co., Ltd. and its wholly owned subsidiary Huanmei International Travel Agency (Shanghai) Co., Ltd., and Ningbo Futing Enterprise Management Co., Ltd., each of which is a Consolidated Affiliated Entity; and the “Consolidated Fund” refers to Ningbo Hongting Investment Management Center (LLP) and its subsidiaries.
The contractual arrangements underlying our VIE model, including our arrangements with the Consolidated Affiliated Entities and Consolidated Fund, have not been tested in court. There is no entry restriction on foreign investment in the business operated by the Consolidated Fund. However, the Special Administrative Measures for Access of Foreign Investment, or the Negative List (2021 Edition) (as issued by the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce, or MOFCOM, and amended from time to time), and other applicable PRC laws and regulations (including the Regulations on Travel Agencies (Revised in 2020)), prohibit direct foreign investment in certain international travel agency businesses and restrict direct foreign investment in certain internet-based businesses. Due to these regulatory restrictions on direct foreign investment, we conduct relevant operations through contractual arrangements with the Consolidated Affiliated Entities, which hold the licenses, permits and approvals that are necessary for operating relevant restricted businesses in the PRC.
The VIEs in aggregate contributed an insignificant portion (less than 1%) of our total revenues and total net profit (loss) in each of the years ended December 31, 2019, 2020 and 2021 and the nine months ended September 30, 2022, and the impact of the VIEs to our consolidated balance sheets as of December 31, 2019, 2020 and 2021 and September 30, 2022 were also immaterial (in aggregate contributing less than 1% of our total assets as of these respective dates). If the PRC government deems that any of our business operations carried out through the VIEs do not comply with PRC regulatory restrictions, in particular restrictions on foreign investment in the relevant industries, or if the relevant regulations or their interpretation change in the future, the PRC regulatory authorities could disallow the VIE structure, which could result in us being subject to penalties, being forced to relinquish our interests in the affected operations, or both. Additionally, potential future actions by the PRC government could affect the legality and enforceability of the contractual arrangements underlying the VIE model, which, consequently, would affect our ability to consolidate the financial results of the VIEs. If any of these happens, there would likely be changes in our operations and/or changes in the value of our securities. In the worst circumstances, if contribution from the VIEs becomes significant to our operations and the VIE model does not comply with PRC laws and regulations, such changes could cause the value of our securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Our Corporate Structure” below in this prospectus.
H World Group Limited is a holding company with no material operations of its own. H World Group Limited conducts its operations primarily through its subsidiaries in China and Europe. Under legacy Huazhu, H World Group Limited generally transfers cash to its Hong Kong or Singapore subsidiaries, by way of loans and capital contributions, and these Hong Kong or Singapore subsidiaries generally transfer cash to its PRC subsidiaries by making capital contributions or providing loans to them. H World Group Limited may also directly transfer cash to its PRC subsidiaries by making capital contributions or providing loans to them. These PRC subsidiaries generally transfer cash to the VIEs by loans or by making payment to the VIEs for inter-group transactions. These PRC subsidiaries generally transfer cash to these Hong Kong or Singapore subsidiaries by way of repayment of loans and dividends, and these Hong Kong or Singapore subsidiaries generally transfer cash to H World Group Limited through repayment of loans. To a lesser extent, H World Group Limited and its subsidiaries may transfer cash to entities of Deutsche Hospitality by way of loans, if needed. Except as disclosed in the paragraph below, the VIEs have not distributed and do not currently have any plans to distribute any earnings or settle any amounts owed under the contractual agreements to our subsidiaries. The VIEs in aggregate contributed an insignificant portion (less than 2%) of our total retained earnings as of December 31, 2019, 2020 and 2021 and September 30, 2022.

For the years ended December 31, 2019, 2020 and 2021 and the nine months ended September 30, 2022,
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our subsidiaries paid service fees of approximately RMB34 million, RMB29 million, RMB34 million and RMB20 million (US$3 million), respectively, to the VIEs for telecommunication services and internet-related services provided to our hotels;

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cash inflows of the VIEs were primarily provided through loan arrangements with our subsidiaries, our payment to the VIEs for inter-group transactions, and capital contributions of the nominee shareholders. For example, Huazhu Hotel Management Co., Ltd. (“HZ Hotel Management”), which is our wholly-owned subsidiary that entered into contractual arrangements with the Consolidated Affiliated Entities, provided loans of approximately RMB5 million to nominee shareholders of Shanghai Huanmei in 2020 as capital contributions to the VIEs;

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the VIEs lent approximately RMB8 million, RMB14 million, RMB21 million and RMB2 million (US$0.3 million) to our subsidiaries other than HZ Hotel Management, and these subsidiaries repaid approximately nil, RMB3 million, RMB7 million and RMB5 million (US$1 million) to the VIEs for loans that the VIEs previously provided to them; and

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cash was transferred from us to our subsidiaries, primarily through shareholder loans. In these same respective periods, our subsidiaries borrowed approximately RMB1,039 million, RMB6,267 million, RMB1,050 million and RMB34 million (US$5 million) from us, and these subsidiaries repaid approximately RMB9 million, nil, nil and RMB1,099 million (US$154 million) to us for such loans.

For more details, see “Our Company — Our Holding Company Structure and Contractual Arrangements — Transfer of Cash within Our Organization” below in this prospectus.
We face various legal and operational risks and uncertainties of a company based in and primarily operating in China. PRC regulatory agencies have significant authority to exert influence on the ability of a China-based company, like us, to conduct its business, accept foreign investments or be listed on a U.S. stock exchange. For example, we face risks associated with regulatory approvals of offshore offerings, anti-monopoly regulatory actions, cybersecurity and data privacy, as well as the uncertainties with respect to inspection from the U.S. Public Company Accounting Oversight Board, or PCAOB, on our auditor. The PRC regulatory authorities may also intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. Any such action, once taken by the PRC regulatory authorities, could cause the value of our securities to significantly decline or in extreme cases, become worthless. For a detailed description of risks relating to doing business in China, please refer to “Item 3. Key Information — 3.D. Risk Factors — Risks Related to Doing Business in China” in our annual report on Form 20-F for the year ended December 31, 2021 filed with the SEC on April 27, 2022 (“Annual Report for 2021 on Form 20-F”) and “Risk Factors — Risks Related to Our Corporate Structure” below in this prospectus.
Our ADSs will be prohibited from trading on a national exchange or over-the-counter in the United States under the Holding Foreign Companies Accountable Act, or the HFCA Act, in 2024 if the PCAOB is unable to inspect or fully investigate auditors located in China for three consecutive years. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act, or the AHFCA Act, was signed into law by the U.S. president as part of the fiscal year 2023 omnibus spending legislation, which reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. As a result, the risk has been heightened. The process for implementing trading prohibitions pursuant to the HFCA Act will be based on a list of registered public accounting firms that the PCAOB has been unable to inspect and investigate completely as a result of a position taken by a non-U.S. government. The first such list was announced by the PCAOB on December 16, 2021, and all PCAOB-registered firms in China, including our auditor, were included on that list. Subsequently, we were conclusively identified as a “Commission-Identified Issuer” under the HFCA Act on May 26, 2022 in respect of our Annual Report for 2021 on Form 20-F filed on April 27, 2022. Such identification and other efforts under the HFCA Act to increase U.S. regulatory access to audit information could cause investment uncertainties for affected issuers, including us, which could increase the volatility of the trading price of our ADSs. On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance of the PRC, taking a first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced its determination that it has been able to inspect and investigate audit firms in mainland China and Hong Kong completely for purposes of the HFCA Act, and the PCAOB vacated its December 16, 2021 determinations. Based on this announcement, we do not expect to be a Commission-Identified Issuer in respect of our annual report for 2022 on Form 20-F to be filed in 2023. However, the PCAOB stated that should PRC authorities obstruct the PCAOB’s ability to inspect or investigate completely in any way and at any point in the future, the PCAOB Board will act immediately to consider the need to issue new determinations consistent with the HFCA Act. While we currently do not expect the HFCA Act or the AHFCA Act to prevent us from maintaining the trading of our ADSs in the U.S., uncertainties exist with respect to future determinations of the PCAOB in this respect and any further legislative or regulatory actions to be taken by the U.S. or Chinese governments that could affect our listing status in the U.S. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Such risks could result in a material change in our operations and/or the value of our ADSs or could significantly limit or completely hinder our ability to offer or continue to offer ADSs and/or other securities to investors and cause the value of such securities to significantly decline or be worthless. For details of the risks associated with the enactment of the HFCA Act and the AHFCA Act, see “Our Company — The Holding Foreign Companies Accountable Act” and “Risk Factors — Risks Related to Doing Business in China — If the PCAOB is unable to inspect our auditors as required under the HFCA Act, the SEC will prohibit the trading of our ADSs, which may materially and adversely affect the value of your investment” in this prospectus.
This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. We will provide the specific terms of any offering and the offered securities in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.
Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 10, 2023.

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ABOUT THIS PROSPECTUS
We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”
You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of any of the securities offered by this prospectus supplement.
Unless otherwise indicated and except where the context otherwise requires, references in this prospectus to:
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“ADRs” are to the American depositary receipts that may evidence our ADSs;

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“ADSs” are to our American depositary shares, each representing ten ordinary shares;

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“China” or the “PRC” are to the People’s Republic of China, excluding, for the purpose of this prospectus only, Hong Kong, Macau and Taiwan;

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“Consolidated Affiliated Entities” are to Tianjin Mengguang, Shanghai Huanmei and its wholly owned subsidiary Huanmei Travel, and Ningbo Futing, each of which is a Consolidated Affiliated Entity;

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“Consolidated Fund” are to Ningbo Hongting and its subsidiaries;

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“Deutsche Hospitality” or “legacy DH” are to Steigenberger Hotels GmbH (formerly known as Steigenberger Hotels Aktiengesellschaft), a subsidiary of our company established under the laws of Germany on September 12, 1985, and its subsidiaries;

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“EUR” and “Euro” are to the legal currency of European Union;

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“HK$” are to the legal currency of Hong Kong;

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“Hong Kong” or “HK” are to the Hong Kong Special Administrative Region of the PRC;

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“Hong Kong Listing Rules” are to the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited;

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“Hong Kong Stock Exchange” are to The Stock Exchange of Hong Kong Limited;

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“Huanmei Travel” are to Huanmei International Travel Agency (Shanghai) Co., Ltd.;

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“leased hotels” are to leased-and-operated hotels;

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“legacy Huazhu” are to our company excluding Deutsche Hospitality;

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“manachised hotels” are to franchised-and-managed hotels;

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“Ningbo Futing” are to Ningbo Futing Enterprise Management Co., Ltd.;

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“Ningbo Hongting” are to Ningbo Hongting Investment Management Center (LLP);

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“occupancy rate” are to the number of rooms in use divided by the number of available rooms for a given period;

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“RevPAR” are to revenue per available room, calculated by room revenue during a period divided by the number of available rooms of such hotel during the same period;

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“ordinary shares” or “Shares” are to our ordinary shares, par value US$0.00001 per share;

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“RMB” and “Renminbi” are to the legal currency of China;

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“Shanghai Huanmei” are to Huanmei Information Technology (Shanghai) Co., Ltd.;

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“Tianjin Mengguang” are to Tianjin Mengguang Information Technology Co., Ltd.;

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“US$” and “U.S. dollars” are to the legal currency of the United States;

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“VIEs” are to the Consolidated Affiliated Entities and the Consolidated Fund; and

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“We,” “us,” “our company,” “our” or “Huazhu” are to H World Group Limited (formerly known as Huazhu Group Limited and China Lodging Group, Limited), a Cayman Islands exempted company with limited liability, its predecessor entities and its subsidiaries and, in the context of describing our operations and consolidated financial information, the VIEs.

When calculating the number of cities in China with our hotel network coverage in this prospectus, we include the number of municipalities, cities and counties with at least one hotel under our operation or under development.
In June 2021, we effected a share subdivision to sub-divide each ordinary share with a par value of US$0.0001 each into ten ordinary shares with a par value of US$0.00001 each (the “Share Subdivision”). Concurrent with the Share Subdivision, the ratio of ADS to ordinary share was adjusted from one (1) ADS representing one (1) ordinary share to one (1) ADS representing ten (10) ordinary shares after the Share Subdivision. Except otherwise stated, the Share Subdivision has been retrospectively applied for all periods presented in this prospectus.
A significant portion of our revenues, expenses and financial assets are denominated in the Renminbi. Unless otherwise stated, our reporting currency is Renminbi. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. dollars were made at RMB7.1135 to US$1.00, the noon buying rate on September 30, 2022 set forth in the H.10 statistical release of the U.S. Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On January 6, 2023, this exchange rate was RMB6.8370 to US$1.00.
All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.
We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Known and unknown risks, uncertainties and other factors, including those listed under the section headed “Item 3. Key Information — D. Risk Factors” in our Annual Report for 2021 on Form 20-F and under “Risk Factors” in this prospectus, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
You can identify some of these forward-looking statements by words or phrases such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “going forward,” “intend,” “may,” “ought to,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would,” “vision,” “aspire,” “target,” “schedules,” “goal,” “outlook” and the negative of these words and other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The risks and uncertainties facing us which could affect the accuracy of forward-looking statements include, but are not limited to, the following:
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our anticipated growth strategies, including developing new hotels at desirable locations in a timely and cost-effective manner and launching a new hotel brand;

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our future business development, results of operations and financial condition;

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expected changes in our revenues and certain cost or expense items;

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our ability to attract and retain customers and leverage our brands;

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trends and competition in the lodging industry;

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economic conditions globally and in China and Europe in particular;

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the status of China-U.S. relations and related regulatory and legislative developments;

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health epidemics, pandemics and similar outbreaks, including COVID-19; and

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general economic, business and socio-political conditions globally, including recent Russia-Ukraine war.

By their nature, certain disclosures relating to these and other risks are only estimates and should one or more of these uncertainties or risks, among others, materialize, actual results may vary materially from those estimated, anticipated or projected, as well as from historical results. Specifically but without limitation, sales could decrease, costs could increase, capital costs could increase, capital investment could be delayed and anticipated improvements in performance might not be fully realized.
Other sections of this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference in this prospectus or in any prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law. We qualify all of our forward-looking statements by these cautionary statements.

OUR COMPANY
Company Overview
We are a leading, fast-growing multi-brand hotel group in China with international operations. Our hotels are operated under three different models: leased and owned, franchised, and franchised hotels that we operate under management contracts, which we refer to as “manachised.” We expanded our hotel network from 5,618 hotels as of December 31, 2019 to 7,830 hotels (including 124 hotels under legacy DH) as of December 31, 2021, representing a CAGR of 18.1%. As of September 30, 2022, we had 8,402 hotels (including 126 hotels under legacy DH) in operation, including 710 leased and owned hotels and 7,692 manachised and franchised hotels, with an aggregate of 797,489 hotel rooms. As of the same date, we were developing an additional 2,313 hotels, including 44 leased and owned hotels and 2,269 manachised and franchised hotels.
Brands are the bedrock of our success. In over a decade, we grew from an economy hotel chain to a multi-brand hotel group covering the full spectrum of market segments. Leveraging our consumer insights and our capability to deliver innovative and trend-setting products, we now operate a portfolio of over 20 distinct hotel brands. As an example of our success in brand-building, our mainstay HanTing Hotel brand has become a household name in China, synonymous with a comfortable stay and an affordable price. Our JI Hotel, another established brand, is one of the top-of-mind brands among all midscale hotel brands for consumers in China. Since launching Joya Hotel, our first upscale brand, in 2013, we have further expanded into the upscale market. We have also enlarged our portfolio with international midscale to upscale brands through our strategic alliance with Accor in 2016 and acquisition of Deutsche Hospitality in January 2020. By expanding our brand portfolio, we now offer not only products targeting business travelers, but also brands catering to emerging market trends and customer needs — from weekend getaways to life-enriching experiences. Our lifestyle and resort brand, Blossom House, is particularly popular among leisure travelers.
Below presents our major hotel brands(1)(2) by category as of the date of this prospectus.
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Economy hotel brands: HanTing Hotel, Ni Hao Hotel, Hi Inn, Elan Hotel, Zleep Hotels and Ibis Hotel;

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Midscale hotel brands: JI Hotel, Orange Hotel, Starway Hotel, Ibis Styles Hotel and CitiGO Hotel;

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Upper midscale hotel brands: Crystal Orange Hotel, IntercityHotel, Manxin Hotel, Mercure Hotel, Madison Hotel and Novotel Hotel;

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Upscale hotel brands: Joya Hotel, Blossom House, Steigenberger Hotels & Resorts, MAXX by Steigenberger, Jaz in the City, and Grand Mercure; and

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Luxury hotel brand: Steigenberger Icon and Song Hotels.

We have developed a vast base of loyal and engaged customers under our H Rewards loyalty program. H Rewards covers all of our brands and had more than 195 million members as of September 30, 2022. We engage with program members through multiple online and offline touch points to personalize their lodging experiences and foster strong and long-lasting relationships that inspire loyalty to our brands. H Rewards is a powerful distribution platform, enabling us to conduct lower-cost, targeted marketing campaigns and maintain a high percentage of direct sales to customers. In the nine months ended September 30, 2022, approximately 75% of our room-nights were sold to customers who were individual or corporate H Rewards members in legacy Huazhu. In the same period, approximately 88% of our room-nights were sold through our own sales channels.

Notes:
(1)
We enjoy exclusive franchise rights in respect of Accor’s Mercure Hotel, Ibis Hotel and Ibis Styles Hotel brands and non-exclusive franchise rights in respect of its Grand Mercure and Novotel Hotel brands in certain regions. In addition, we have exclusive rights to operate, manage, franchise and license hotels under the Jaz in the City brand in certain regions.

(2)
As of September 30, 2022, we also operated nine other hotels and had five other hotels in the pipeline, including other partner hotels and other hotel brands in Yongle Huazhu Hotel & Resort Group (excluding Steigenberger Hotels & Resorts and Blossom House).

We have developed industry-leading, proprietary technology infrastructure that enhances customer experience, increases our operational efficiency, and supports our fast growth. The core of this infrastructure is a comprehensive suite of modularized applications, including a cloud-based property management system and centralized reservation, procurement and revenue management systems. Leveraging our operational experience and technological capabilities, we have built a centralized shared service center and realized the economies of scale made possible through our sizable hotel operations. We have also undertaken a series of industry-first digitalization initiatives to optimize our hotels’ operational efficiency and cost structure and operate “smart” hotels. Our digital transformation initiative, the “Easy” series, has increased the speed and efficiency of our hotels’ entire business processes, from the moment a reservation is made until a guest checks out.
Leveraging our strong brand recognition, massive member traffic, and robust technology infrastructure, we have pioneered a business operating system designed to enhance hotel operations across all fronts. Our business operating system is the result of our years of industry know-how, and it includes innovative ideas that are first tested and refined by our leased and owned business. Subsequently, these ideas can be “plugged-and-played” by our franchisees with confidence, thus allowing us to effectively expand our hotel network in an asset-light manner. We added a net of 2,784 hotels in operation from December 31, 2019 to September 30, 2022, 99.2% of which were manachised and franchised hotels. Apart from receiving franchise fees for these hotels, we also share our technology infrastructure and our vast customers base with our franchisees. In addition to extending our expertise to our manachised and franchised hotels, we can also monetize our core competencies by offering standardized and tailored SaaS and IT solutions to other hotel operators, real estate companies and service apartment providers. We believe that our distinct approach to hospitality has helped us establish a highly differentiated business model that balances scale, quality and returns.
We have recorded outstanding financial performance in recent years, although our financial performance has been adversely affected by COVID-19 since 2020 and was also affected by exchange loss as a result of the Euro’s depreciation in the nine months ended September 30, 2022. Our total revenue was RMB11,212 million, RMB10,196 million, RMB12,785 million and RMB10,156 million (US$1,428 million) in 2019, 2020, 2021 and the nine months ended September 30, 2022, respectively. We had net income attributable to H World Group Limited of RMB1,769 million in 2019. We recorded net loss attributable to H World Group Limited of RMB2,192 million, RMB465 million and RMB1,697 million (US$240 million) in 2020, 2021 and the nine months ended September 30, 2022, respectively. Our Adjusted EBITDA (non-GAAP) amounted to RMB3,349 million, negative RMB244 million, RMB1,571 million and RMB211 million (US$29 million) in 2019, 2020, 2021 and the nine months ended September 30, 2022, respectively. Legacy Huazhu’s Adjusted EBITDA (non-GAAP) amounted to RMB1.1 billion, RMB2.0 billion and RMB327 million (US$46 million) in 2020, 2021 and the nine months ended September 30, 2022, respectively. For more information on our Adjusted EBITDA, see “Item 5. Operating and Financial Review and Prospects — A. Operating Results — Key Performance Indicators” in our Annual Report for 2021 on Form 20-F and “Key Performance Indicators — Financial Key Performance Indicators” in our January Form 6-K (defined below), each of which is incorporated in this prospectus by reference. Our net cash provided by operating activities amounted to RMB3,293 million, RMB609 million, RMB1,342 million and RMB520 million (US$72 million) in these respective periods.
We believe that our core competencies and proven business model well-position us to increase our share in the expanding global lodging industry and continue to deliver encouraging financial performance.
For more information about our company, please see “Item 4. Information on the Company” in our Annual Report for 2021 on Form 20-F, which is incorporated in this prospectus by reference, and any prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.
Corporate Information
Our principal executive offices are located at No. 1299 Fenghua Road, Jiading District, Shanghai 201803, People’s Republic of China. Our telephone number at this address is +86 (21) 6195-2011. Our registered office in the Cayman Islands is located at the offices of Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with offerings of securities registered by the registration statement of which this prospectus is a part.
The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at ir.hworld.com. The information contained on our website is not a part of this prospectus.
Additional information with respect to our company is included in the documents incorporated by reference in this prospectus, including our Annual Report for 2021 on Form 20-F.
Our Holding Company Structure and Contractual Arrangements
Our Corporate Structure and Operations in China
Holders of our ADSs do not hold equity interest in our operating subsidiaries, the Consolidated Affiliated Entities or the Consolidated Fund, but instead hold equity interest in H World Group Limited, a Cayman Islands holding company whose consolidated financial results include those of the Consolidated Affiliated Entities and the Consolidated Fund under U.S. GAAP. Our securities that are listed on the NASDAQ Global Select Market and the Hong Kong Stock Exchange are securities of our Cayman Islands holding company, not of our operating subsidiaries or the VIEs.
H World Group Limited is a Cayman Islands holding company that conducts its business primarily through its subsidiaries, a majority of which are based in China and Europe, and for some businesses (including internet-based and international travel agency businesses), the direct holding of which is restricted by PRC law, through the Consolidated Affiliated Entities. Neither H World Group Limited nor its subsidiaries directly own any equity interest in the Consolidated Affiliated Entities. Instead, H World Group Limited relies on contractual arrangements among one of its PRC subsidiaries, the Consolidated Affiliated Entities and the Consolidated Affiliated Entities’ respective nominee shareholders, which allow H World Group Limited, to the extent permitted by PRC law, to:
(i)
direct the activities of the Consolidated Affiliated Entities that most significantly impact the Consolidated Affiliated Entities’ economic performance;

(ii)
receive substantially all of the economic benefits of the Consolidated Affiliated Entities; and

(iii)
have an exclusive option to purchase all or part of the equity interests in the Consolidated Affiliated Entities.

In addition, we serve as the general partner and the fund manager of the Consolidated Fund, which comprises an investment fund and two of its subsidiaries established in the PRC that operate hotel businesses and invest in companies in the hotel industry. While we have a minority equity ownership in the Consolidated Fund, the Consolidated Fund’s partnership arrangement enables us to direct the activities that most significantly affect the economic performance of the entities comprising the Consolidated Fund, as well as receive significant economic benefits of these entities.
As a result of these arrangements, we have control over and are the primary beneficiary of the VIEs (composed of the Consolidated Affiliated Entities and the Consolidated Fund) for accounting purposes and, therefore, we have consolidated the financial results of the VIEs in our consolidated financial statements in accordance with U.S. GAAP. Any references to control or benefits that accrue to us because of the VIEs in this prospectus are limited to, and subject to conditions for consolidation of, the VIEs under U.S. GAAP.

The following diagram illustrates our corporate structure as of the date of this prospectus, including our significant subsidiaries and other entities that are material to our business and the VIEs:

H World Group Limited
100%
100%
100%
100%
China Lodging Investment Limited (Cayman)
4 Subsidiaries
H World Holdings Singapore Pte. Ltd. (Singapore)
China Lodging Holdings (HK) Limited (Hong Kong)
100%
100%
100%
100%
ACL Greater China Limited (Hong Kong)
Ibis China Investment Limited (Hong Kong)
TAHM Investment Limited (Hong Kong)
100%
Huazhu Investment GmbH (Germany)
0%, GP
100%, LP
100%
DH Group GmbH & Co KG (Germany)
100%
Steigenberger Hotels GmbH (Germany)
100%
Intercity Hotel GmbH (Germany)
22 Subsidiaries
Huazhu Hospitality Inc (BVI)
100%
Huazhu Hospitality (Hong Kong)
50%
100%
49%
100%
100%
Starway Hotels (Hong Kong) Limited (Hong Kong)
Crystal Orange Hotel Holdings Limited (BVI)
51%
Huazhu K.K (Japan)
10 Subsidiaries
Huazhu Investment I Limited (Hong Kong)
100%
100%
Orange Hotel Hong Kong Limited (Hong Kong)
100%
95%
100%
100%
100%
100%
100%
100%
100%
100%
100%
100%
100%
Offshore
Onshore
Yagao Meihua Hotel Management Co., Ltd (PRC)
7 Subsidiaries
Tianjin Yagao Hotel Management Co., Ltd. (PRC)
Huazhu (Hainan) Hotel Management Co., Ltd (PRC)
Shanghai Huaxiang Catering Management Co., Ltd (PRC)
HanTing (Shanghai) Enterprise Management Co., Ltd (PRC)
Yongle Huazhu Hotel & Resort Group (PRC)
Starway Hotel Management (Shanghai) Co., Ltd (PRC)
Beijing Orange Times Software Tech Co., Ltd (PRC)
Orange Hotel Management (China) Co., Ltd (PRC)
Beijing Crystal Orange Hotel Management Consulting Co, Ltd (PRC)
Hanting Xingkong (Shanghai) Hotel Management Co., Ltd (PRC)
5%
Jiangsu Keting Commercial and Trade Co., Ltd (PRC)
Shanghai Hanting Hotel Management Group, Ltd (PRC)
Yiju (Shanghai) Hotel Management Co., Ltd (PRC)
Han Ting (Tianjin) Investment Consulting Co., Ltd (PRC)
100%
100%
100%
100%
100%
100%
100%
100%
9 Subsidiaries
Huasu (Hainan) Enterprise Management Co., Ltd (PRC)
12 Subsidiaries
Huazhu Hotel Management (Ningbo) Co., Ltd (PRC)
Jizhu Information Technology (Shanghai) Co., Ltd (PRC)
2 Subsidiaries
Beijing Qitian Holiday Hotel Co., Ltd. (PRC)
6 Subsidiaries
Tianjin Huasu Enterprise Management Co., Ltd (PRC)
Hanting Technology (Suzhou) Co., Ltd (PRC)
Huazhu Hotel Management Co., Ltd (PRC)
34 Subsidiaries
78 Subsidiaries
3 Subsidiaries
2 Subsidiaries
1 subsidiary
86.85%
87 entities(2)
H-World Information and Technology Co., Ltd (PRC)
Consolidated Affiliated Entities(1)
2 subsidiaries
Contractual Ownership

Notes:
(1)
We have four affiliated entities consolidated through contractual arrangements: Tianjin Mengguang, Shanghai Huanmei and its wholly-owned subsidiary Huanmei Travel, and Ningbo Futing. The registered shareholders of these Consolidated Affiliated Entities are (i) Mr. Pengfei Jiang, who is the director/supervisor of certain of our subsidiaries, holding 100% of equity interest in Tianjin Mengguang, (ii) Mr. Pengfei Jiang and Mr. Andong Chen, our employee, holding 90% and 10% of equity interest in Shanghai Huanmei, respectively, and (iii) Mr. Dongfu Shi, who is the director/supervisor of certain of our subsidiaries, holding 100% of equity interest in Ningbo Futing.

(2)
Includes our Consolidated Fund, namely Ningbo Hongting, which is a limited liability partnership with Huazhu Hotel Management Co., Ltd, a wholly-owned entity of us, and certain third-party investors serving as the limited partners (“LPs”) and Ningbo Qiji Galaxy Investment Management Center (“Ningbo Qiji”), a wholly-owned entity of us, serving as the general partner (“GP”). Ningbo Hongting and two of its subsidiaries primarily operate hotel businesses and invest in companies in the hotel industry.

The contractual arrangements underlying our VIE model, including our arrangements with the Consolidated Affiliated Entities and the Consolidated Fund, have not been tested in court. There is no entry restriction on foreign investment in the business operated by the Consolidated Fund. However, the Special Administrative Measures for Access of Foreign Investment, or the Negative List (2021 Edition) (as issued by the NDRC, and the MOFCOM, and amended from time to time), and other applicable PRC laws and regulations (including Regulations on Travel Agencies (Revised in 2020)), prohibit direct foreign investment in certain international travel agency businesses and restrict direct foreign investment in certain internet-based businesses. Due to these regulatory restrictions on direct foreign investment, we conduct relevant operations through contractual arrangements with the Consolidated Affiliated Entities, which hold the licenses, permits and approvals that are necessary for operating the relevant restricted businesses in the PRC.
The VIEs in aggregate contributed an insignificant portion (less than 1%) of our total revenues and total net profit (loss) in each of the years ended December 31, 2019, 2020 and 2021 and the nine months ended September 30, 2022, and the impact of the VIEs to our consolidated balance sheets as of

December 31, 2019, 2020 and 2021 and September 30, 2022 were also immaterial (in aggregate contributing less than 1% of our total assets as of these respective dates). If the PRC government deems that any of our business operations carried out through the VIEs do not comply with PRC regulatory restrictions, especially the restrictions on foreign investment in the relevant industries, or if the relevant regulations or their interpretation change in the future, the PRC regulatory authorities could disallow this structure, which could result in us being subject to penalties or being forced to relinquish its interests in the affected operations. Additionally, potential future actions by the PRC government could affect the legality and enforceability of the contractual arrangements underlying the VIE model, which, consequently, would affect our ability to consolidate the financial results of the VIEs. If any of these happens, there would likely be changes in our operations and/or changes in the value of the securities of the investors. In the worst circumstances, if the contribution from VIEs becomes significant to our operations and the VIE model does not comply with PRC laws and regulations, such changes could cause the value of our securities to significantly decline or become worthless. For more information, see “Risk Factors — Risks Related to Our Corporate Structure” below in this prospectus.
Contractual Arrangements with the Consolidated Affiliated Entities
We have entered into a series of contractual arrangements with each of Tianjin Mengguang, Shanghai Huanmei and Ningbo Futing and the respective nominee shareholder(s) of the Consolidated Affiliated Entities (the “Affiliated Entity Shareholders”), as described in more detail below, including (i) the power of attorney, the share pledge agreement and the loan agreement, which provide us with effective control over and ability to receive significant economic benefits from the Consolidated Affiliated Entities to the extent permitted by PRC law; and (ii) exclusive option agreements, which provide us with exclusive options to purchase all or part of the equity interests in the Consolidated Affiliated Entities to the extent permitted by PRC law.
The contractual arrangements with each of Tianjin Mengguang, Shanghai Huanmei and Ningbo Futing were entered into by and among HZ Hotel Management, the Consolidated Affiliated Entities and each of their respective nominee shareholder(s). The contractual arrangements between each Consolidated Affiliated Entity on the one hand, and HZ Hotel Management and the respective Affiliated Entity Shareholders on the other hand, are all on substantially the same terms, which are summarized below:
Share Pledge Agreement
Pursuant to the Share Pledge Agreement among HZ Hotel Management, the Consolidated Affiliated Entity and the Affiliated Entity Shareholders, the Affiliated Entity Shareholders have pledged 100% equity interest in the Consolidated Affiliated Entity to HZ Hotel Management to guarantee the performance by the Consolidated Affiliated Entity and its shareholder(s) of their obligations under the contractual arrangements. Pursuant to this agreement, HZ Hotel Management has right to claim dividends or distributive profits with regard to the pledged shares from the Consolidated Affiliated Entity. The Consolidated Affiliated Entity Shareholders also agreed, without HZ Hotel Management’s prior written consent, not to transfer the pledged shares, or establish or permit the existence of any security interest or other encumbrance on the pledged shares, except by the performance of the Exclusive Option Agreement. The Share Pledge Agreement will remain effective until the Consolidated Affiliated Entity and the Affiliated Entity Shareholders have discharged all their obligations and fully paid all the amounts payable under the contractual arrangements.
Loan Agreement
Pursuant to the Loan Agreement among HZ Hotel Management and the respective Affiliated Entity Shareholders, HZ Hotel Management agrees to provide the shareholders of the Consolidated Affiliated Entity with a loan to fund the Consolidated Affiliated Entity. This loan will be repaid only by transfer of Affiliated Entity Shareholders’ equity interest in the Consolidated Affiliated Entity to HZ Hotel Management or any person designated by HZ Hotel Management pursuant to the Exclusive Option Agreement. Without the prior written consent of HZ Hotel Management, Affiliated Entity Shareholders may not, in any manner, among other things, supplement or amend the articles of associations of the Consolidated

Affiliated Entity; increase or reduce its registered capital or change the structure of its registered capital in other manners; sell, transfer, pledge or dispose of its assets, legal or beneficial interests in business or revenue or allow any encumbrance on such assets, business or revenue; assume, inherit, guarantee any debt, or allow the existence of any debt, except for debts incurred in the ordinary course of business and debts known and agreed in writing by HZ Hotel Management; cause the Consolidated Affiliated Entity to enter into any material contract with value above RMB100,000 outside the ordinary course of business; provide loans or credits in any form to any other persons; cause or permit to merge, consolidate with, acquire or invest in any other persons; or distribute dividends to its shareholders. The loan agreement will remain effective until ten years after the date of the Loan Agreement and the loan under this agreement should be fully repaid before or upon the termination of the Loan Agreement.
Exclusive Option Agreement
Pursuant to the Exclusive Option Agreement among HZ Hotel Management, the Consolidated Affiliated Entity and the Affiliated Entity Shareholders, the Affiliated Entity Shareholders irrevocably grant HZ Hotel Management or any third party designated by HZ Hotel Management an exclusive option to purchase all or part of their equity interests in the Consolidated Affiliated Entity at the higher of (i) the lowest price permitted by applicable PRC laws and (ii) a nominal price of RMB100. This agreement will remain effective until 20 years after the date of the agreement, and will be automatically renewed at the discretion of HZ Hotel Management.
Power of Attorney
Pursuant to the Power of Attorney given by the Affiliated Entity Shareholders, the Affiliated Entity Shareholders irrevocably authorize HZ Hotel Management or any person(s) designated by HZ Hotel Management to act as his or her attorney-in-fact to exercise all of his or her rights as a shareholder of the Consolidated Affiliated Entity, including, but not limited to, the right to call and attend shareholders’ meetings, vote, sell, transfer, pledge or dispose of any or all of the shares, nominate, appoint or remove the directors, supervisors and senior management, and other shareholders rights conferred by the articles of association of the Consolidated Affiliated Entity and the relevant laws and regulations. This power of attorney will remain in force as long as the shareholder remains a shareholder of the respective Consolidated Affiliated Entity unless otherwise instructed by us. The Affiliated Entity Shareholders shall not have the right to terminate this power of attorney or revoke the appointment of the attorney-in-fact.
These contractual arrangements may not be as effective as direct ownership in providing us with control over the Consolidated Affiliated Entities. If the Consolidated Affiliated Entities or their shareholders fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by the Consolidated Affiliated Entities is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any record holder of equity interest in the Consolidated Affiliated Entities, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed of pursuant to the contractual arrangement or ownership by the record holder of the equity interest.
There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, and regarding the status of the rights of our Cayman Islands holding company with respect to its contractual arrangements with the Consolidated Affiliated Entities, and their shareholders. See “Risk Factors — Risks Related to Our Corporate Structure — Uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and its implementing rules and how they may impact our business, financial condition and results of operations” and “Risk Factors — Risks Related to Our Corporate Structure — The nominee shareholders of the Consolidated Affiliated Entities may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition” below in this prospectus for more details regarding these uncertainties.

Partnership Arrangement with the Consolidated Fund
In 2017, Ningbo Qiji, as the GP, and Huazhu Hotel Management Co., Ltd and certain third-party investors, as the LPs, entered into a Limited Partnership Agreement (the “LPA”) to establish Ningbo Hongting. Ningbo Qiji and Huazhu Hotel Management Co., Ltd together hold 40% of partnership interests in Ningbo Hongting. The term of the partnership as stipulated in the LPA is 10 years.
Pursuant to the LPA, the GP, acting as the managing partner for Ningbo Hongting, is solely responsible for the management and the execution of all the activities required to carry on the main objectives of Ningbo Hongting and receive significant economic benefits. The LPs have limited influence over Ningbo Hongting’s investment decisions.
Transfer of Cash within Our Organization
H World Group Limited is a holding company with no material operations of its own. H World Group Limited conducts its operations primarily through its subsidiaries in China and Europe. Under legacy Huazhu, H World Group Limited generally transfers cash to its Hong Kong or Singapore subsidiaries, by way of loans and capital contributions, and these Hong Kong or Singapore subsidiaries generally transfer cash to its PRC subsidiaries by making capital contributions or providing loans to them. H World Group Limited may also directly transfer cash to its PRC subsidiaries by making capital contributions or providing loans to them. These PRC subsidiaries generally transfer cash to the VIEs by loans or by making payment to the VIEs for inter-group transactions. These PRC subsidiaries generally transfer cash to these Hong Kong or Singapore subsidiaries by way of repayment of loans and dividends, and these Hong Kong or Singapore subsidiaries generally transfer cash to H World Group Limited through repayment of loans.
To a lesser extent, H World Group Limited and its subsidiaries may transfer cash to entities of Deutsche Hospitality by way of loans, if needed.
Except as disclosed in the table and discussion below, the VIEs have not distributed and do not currently have any plans to distribute any earnings or settle any amounts owed under the contractual agreements to our subsidiaries. The VIEs in aggregate contributed an insignificant portion (less than 2%) of our total retained earnings as of December 31, 2019, 2020 and 2021 and September 30, 2022.
The following table presents the cash flows among us, our subsidiaries and the VIEs for the years ended December 31, 2019, 2020 and 2021 and the nine months ended September 30, 2022.
Cash Transfers between Our Company, Subsidiaries and VIEs (unaudited)
(RMB in Millions)
	For the years ended December 31,			For the nine months ended September 30, 2022
Cash flows between subsidiaries and VIEs	2019	2020	2021
Loans from subsidiaries to the VIEs under the contractual arrangements	5	5	—	1
Cash received by the VIEs from subsidiaries for services	34	29	34	20
Loans to subsidiaries by the VIEs	(8)	(14)	(21)	(2)
Repayment of loans by subsidiaries	—	3	7	5
Cash flows between holding company and subsidiaries(1)	2019	2020	2021	2022
Loans to subsidiaries	(1,039)	(6,267)	(1,050)	(34)
Repayment of loans by subsidiaries	9	—	—	1,099

Note:
(1)
Includes overseas and PRC subsidiaries.

For the years ended December 31, 2019, 2020 and 2021 and the nine months ended September 30, 2022,
•
our subsidiaries paid service fees of approximately RMB34 million, RMB29 million, RMB34 million and RMB20 million (US$3 million), respectively, to the VIEs for telecommunication services and internet-related services provided to our hotels;

•
cash inflows of the VIEs were primarily provided via loan arrangements with our subsidiaries, our payment to the VIEs for inter-group transactions, and capital contributions of the nominee shareholders. For example, HZ Hotel Management, which is our subsidiary that entered into contractual arrangements with the Consolidated Affiliated Entities, provided loans of approximately RMB5 million to nominee shareholders of Shanghai Huanmei in 2020 as capital contributions to the VIEs, the cash flows of which have been included in “loans from subsidiaries to the VIEs under the contractual arrangements” in the table above;

•
the VIEs lent approximately RMB8 million, RMB14 million, RMB21 million and RMB2 million (US$0.3 million) to our subsidiaries other than HZ Hotel Management, and these subsidiaries repaid approximately nil, RMB3 million, RMB7 million and RMB5 million (US$1 million) to the VIEs for loans that the VIEs previously provided to them; and

•
cash was transferred from us to our subsidiaries primarily through shareholder loans. In these same respective periods, our subsidiaries borrowed approximately RMB1,039 million, RMB6,267 million, RMB1,050 million and RMB34 million (US$5 million) from us, and these subsidiaries repaid approximately RMB9 million, nil, nil and RMB1,099 million (US$154 million) to us for such loans.

Other than the transfers described above, no assets were transferred among us, our subsidiaries, and the VIEs for the years ended December 31, 2019, 2020 and 2021 and the nine months ended September 30, 2022.
Restrictions on Cash Transfers to Us
H World Group Limited is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries in China and Europe. We face various restrictions and limitations on foreign exchange; our ability to transfer cash between entities, across borders and to U.S. investors; and our ability to distribute earnings from our subsidiaries and/or the VIEs, to us and holders of the ADSs as well as the ability to settle amounts owed under the contractual arrangements with the VIEs. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Pursuant to laws applicable to entities incorporated in the PRC, our subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. In particular, subject to certain cumulative limits, the statutory reserve fund requires an annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until the accumulative amount of such reserve fund reaches 50% of a PRC subsidiary’s registered capital. These reserve funds can only be used for such specific purposes as provided in PRC laws, and are not distributable as cash dividends. In addition, due to restrictions on the distribution of share capital from our PRC subsidiaries, the share capital of our PRC subsidiaries is considered restricted. As a result of these requirements under PRC laws and regulations, as of September 30, 2022, approximately RMB3,656 million (US$514 million) was not available for distribution to us by our PRC subsidiaries in the form of dividends, loans, or advances.
Due to various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we and the VIEs may not be able to obtain the necessary government approvals or complete the necessary government registrations or other procedures on a timely basis, or at all, with respect to future loans by us to our PRC subsidiaries or the VIEs or with respect to future capital contributions by us to our PRC subsidiaries. These requirements may delay or prevent us from using our offshore funds to make loans or capital contributions to our PRC subsidiaries and the VIEs, and thus may restrict our ability to execute our business strategy, and materially and adversely affect our liquidity and our ability to fund and expand our business.
In addition, uncertainties regarding the interpretation and implementation of the contractual arrangements with the VIEs could limit our ability to enforce these agreements. If the PRC authorities determine that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if current regulations change or are interpreted differently in the future, our ability to settle amounts owed by the VIEs under the VIE agreements may be seriously hindered.
Furthermore, due to restrictions on foreign exchange placed on our PRC subsidiaries and the VIEs by the PRC government under PRC laws and regulations, to the extent cash is located in the PRC or within a PRC-domiciled entity and may need to be used to fund our operations outside of the PRC, the funds may not be available due to such limitations unless and until related approvals and registrations are obtained. Under regulations of the State Administration of Foreign Exchange (“SAFE”), the Renminbi is not convertible into foreign currencies for capital account items, such as loans, repatriation of investments and investments outside of China, unless the prior approvals and registrations of the SAFE and other competent PRC authorities are obtained.
Dividends or Distributions to US investors
Starting from 2018, each year we have considered making moderate dividend distributions within the range of 0.5% to 2.0% of our market capitalization from current-year net income.
Our company did not distribute cash dividends to our shareholders in 2021, as it was restricted from distributing cash dividends until June 30, 2021 pursuant to a waiver from certain financial covenants that we obtained on April 17, 2020 for our syndicated bank loans; we have paid off these syndicated bank loans as of the date of this prospectus. On March 3, 2022, our company declared a cash dividend of approximately US$68 million, which was paid in full in April 2022.
H World Group Limited’s source of dividends has come primarily from dividends from our PRC subsidiaries.
Taxation on Dividends or Distributions
The PRC Enterprise Income Tax Law and its implementing regulations (collectively “EIT Law”) provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered resident enterprises. Currently, it is still unclear whether the PRC tax authorities would determine that we should be classified as a PRC resident enterprise. See “Item 10. Additional Information — E. Taxation — PRC Taxation” in our Annual Report for 2021 on Form 20-F.
The EIT Law imposes a withholding tax of 10% on dividends distributed by a PRC subsidiary to its immediate holding company outside of China, if such immediate holding company is considered a non-resident enterprise without any establishment or place of business within China or if the dividends received have no connection with the establishment or place of business of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding tax rate. A holding company which is a tax resident in Hong Kong, for example, would be subject to a 5% withholding tax on dividends under the Tax Arrangement between the PRC central government and the Hong Kong Special Administrative Region, if the holding company is the beneficial owner of the dividends and holds more than 25% of the share capital of the PRC company.
The EIT Law provides that PRC resident enterprises are generally subject to a uniform 25% enterprise income tax rate on their worldwide income. Therefore, if we are treated as a PRC resident enterprise, we will be subject to PRC income tax on our worldwide income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income and results of operations, although we may be exempted from enterprise income tax on dividends distributed from our directly or indirectly controlled non-PRC subsidiaries sourced from outside China, since such income received by PRC resident enterprise may be tax exempted subject to certain requirements and limitations under the EIT Law.

Our German subsidiaries are permitted to pay dividends from their distributable profit as long as there are no agreements, such as debt covenants, that restrict such payments, in which regulations applying to limited liability companies (Gesellschaft mit beschränkter Haftung) have to be taken into account. Pursuant to the Companies Act 1967 of Singapore, dividends are only payable out of profits. Typically, the directors of the relevant companies will recommend a particular rate of dividend and these subsidiaries will, in general meetings, declare the dividend subject to the maximum recommended by the directors.
In 2019, 2020, 2021 and the nine months ended September 30, 2022, RMB1,956 million, nil, nil and RMB943 million (US$133 million) were paid as dividends from our PRC subsidiaries to our Hong Kong and Singapore subsidiaries, respectively. Except as disclosed under “— Transfer of Cash within Our Organization,” no dividend or distribution was made by our offshore subsidiaries to our company in 2019, 2020, 2021 and the nine months ended September 30, 2022.
For purposes of illustration only, the following discussion reflects the hypothetical taxes that might be required to be paid in Mainland China, Hong Kong and Singapore, assuming that: (i) we have taxable earnings in the PRC subsidiaries/VIEs, and (ii) we determine to pay dividends with funds derived from our earnings in the PRC subsidiaries/VIEs in the future. The illustration below, presented by percentages, starts with pre-tax earnings of our PRC subsidiaries and VIEs and concludes with the percentage of that amount payable to our company as dividends.
Taxation Scenario(1) Statutory Tax and Standard Rates
Hypothetical pre-tax earnings in the PRC subsidiaries/VIEs	100%
Tax on earnings at statutory rate of 25% at WFOE(2) level	(25)%
Amount to be distributed as dividend from WFOE(2) to Hong Kong or Singapore entities	75%
Withholding tax at standard rate of 10%(3)	(7.5)%
Amount to be distributed as dividend at Hong Kong entities level/Singapore entities level and net distribution to H World Group Limited(4)	67.5%

Notes:
(1)
For purposes of this example, the tax calculation has been simplified. The hypothetical book pre-tax earnings amount is assumed to equal Chinese taxable income.

(2)
We use the term “WFOE” to refer to our wholly-owned subsidiary in the PRC that is the counterparty to the VIEs in our contractual arrangements with them.

(3)
The EIT Law imposes a withholding income tax of 10% on dividends distributed by a PRC subsidiary to its immediate holding company outside of Mainland China. A lower withholding income tax rate of 5% is applied if the immediate holding company is a Hong Kong or Singapore entity which is the beneficial owner of the dividends and holds more than 25% of the share capital of the PRC subsidiary. There is no incremental tax at Hong Kong or Singapore entities level for any dividend distribution to H World Group Limited.

(4)
If the treaty benefit is available and a 5% withholding income tax rate is imposed, the withholding tax would be 3.75% of the hypothetical book pre-tax earnings amount and the amount to be distributed as dividend at Hong Kong or Singapore entities level and net distribution to H World Group Limited would be 71.25%.

Currently, it is still unclear whether the PRC tax authorities will determine that we should be classified as a PRC resident enterprise. If we are deemed to be a PRC resident enterprise by the PRC tax authorities, dividends paid to our non-PRC individual shareholders, including our ADS holders, and any gain realized on the transfer of ADSs or ordinary shares by such holders may be subject to PRC individual income tax at a rate of 20%, which in the case of dividends may be withheld at source. Any such tax may reduce the returns on your investment in the ADSs or ordinary shares. See “Item 3. Key Information — 3.D. Risk Factors — Risks Related to Doing Business in China — It is unclear whether we will be considered as a PRC resident enterprise under the Enterprise Income Tax Law of the PRC, and depending on the determination of our PRC resident enterprise status, if we are not treated as a PRC resident enterprise, dividends paid to us by our PRC subsidiaries will be subject to PRC withholding tax; if we are treated as a PRC resident enterprise, we may be subject to 25% PRC income tax on our worldwide income, and holders of our ADSs or ordinary shares that are non-PRC resident investors may be subject to PRC withholding tax on dividends on and gains realized on their transfer of our ADSs or ordinary shares” in our Annual Report for 2021 on Form 20-F.
Permits and Permission Required from the PRC Authorities for Our Operations
As advised by our PRC counsel, JunHe LLP, as of the date of this prospectus, none of our PRC subsidiaries or VIEs are required to obtain any further permission or approval from the CSRC, Cyberspace Administration of China, or the CAC, or other PRC regulatory authorities to approve our contractual arrangements with the VIEs and their respective shareholders other than the permissions related to certain businesses operated by the Consolidated Affiliated Entities, or the renewal of the permission or approval we have already obtained (if applicable).
JunHe LLP is of the view that:
(a)   pursuant to Provisions on the Administration of Overseas Securities Offerings and Listings by Domestic Companies (Draft for Comments) (the “Draft Administrative Provisions”) and the Administrative Measures for the Filing of Overseas Securities Offerings and Listings by Domestic Companies (Draft for Comments) (the “Draft Overseas Listing Regulations”), if the offering and listing of securities in an overseas market are made in the name of an offshore entity based on equity, assets, earnings or other similar rights of PRC companies that operate the offshore entity’s main businesses, an offering or listing of securities would be subject to filing requirements. However, as at this stage the Draft Administrative Provisions and the Draft Overseas Listing Regulations were released only for soliciting public comment and have not yet come into effect, none of our company, our PRC subsidiaries or the VIEs is subject to the filing requirements described in them with respect to the offering and listing of securities by our company in the overseas market; and
(b)   with respect to the regulatory requirements for cyber security and data protection, according to the Cybersecurity Review Measures, which became effective in February 2022, a company is subject to cybersecurity review if it affects or may affect national security and falls under any of the following circumstances: (i) it is a critical information infrastructure operator (“CIIO”) who purchases network products and service, or (ii) it is a network platform operator who carries out data processing activities. In addition, any network platform operator possessing over one million users’ individual information must apply for a cybersecurity review before listing abroad. Relevant PRC governmental authorities may also initiate cybersecurity review if they determine that certain network products, services, or data processing activities affect or may affect national security.
As of the date of this prospectus, none of our company, our subsidiaries or the VIEs has received any notice from the CAC or other PRC regulatory authorities that identifies any of these entities as a CIIO under the Cybersecurity Review Measures, or has been required to go through a cybersecurity review by any PRC authorities.
In November 2021, the CAC promulgated the Draft Administrative Regulations on Cyber Data Security, or the Draft Cyber Data Security Regulations, for public comment. These draft regulations set forth different scenarios under which data processors would be required to apply for cybersecurity review, including, among others, (i) merger, reorganization or division of Internet platform operators with significant data resources related to national security, economic development or public interests that affects or may affect national security; (ii) overseas listing of issuers who process over one million users’ personal information; (iii) Hong Kong listing that affects or may affect national security; or (iv) other data processing activities that affect or may affect national security. In addition, data policies and rules and any material amendments thereof of large Internet platform operators with over 100 million daily active users would be evaluated by a third-party organization designated by the CAC and be approved by the respective local branch of cyberspace and telecommunication at the provincial or above level. However, there is no definite timetable as to when these draft regulations will be enacted. As such, none of our company, our PRC subsidiaries or the VIEs is required to obtain approval from CAC.
On July 7, 2022, the CAC issued the Measures for the Security Assessment of Data Cross-border Transfer, or the Security Assessment Measures, which became effective on September 1, 2022. In accordance with the Security Assessment Measures, a data processor should apply to the CAC for a security assessment under certain circumstances, including, among others, (i) where a data processor provides important data abroad; (ii) where a critical information infrastructure operator or a data processor processing personal information of over one million people provides personal information abroad; (iii) where a data processor has provided personal information of 100,000 people or sensitive personal information of 10,000 people in total abroad since January 1 of the previous year; and (iv) other circumstances prescribed by the CAC. Moreover, the Security Assessment Measures provide that for non-compliant cross-border data transfers that had been carried out before this regulation came into effect, rectification must be completed within six months from the effective date of the regulation. Since the Security Assessment Measures are relatively new, it remains uncertain whether relevant governmental authorities will implement this regulation in ways that may negatively affect us.
There remains uncertainty as to how current or future relevant rules published by the CSRC and the CAC will be interpreted or implemented, and the opinions summarized above are subject to new laws, rules and regulations and/or detailed implementations and interpretations. In addition, PRC laws and regulations governing the conditions and the requirements of such approval are uncertain, and the relevant government authorities have broad discretion in interpreting these laws and regulations. Accordingly, the PRC regulatory authorities may take a different view than what is described above. PRC government authorities that regulate our business and other participants in our industry may not agree that our corporate structure or any of the above contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.
Furthermore, under current PRC laws, regulations and regulatory rules, our PRC subsidiaries or VIEs may be required to obtain permissions from the CSRC, and may be required to go through cybersecurity review by the CAC, in connection with any offering and listing in an overseas market. If we fail to obtain the relevant approval or complete other review or filing procedures for any future offshore offering or listing, we may face sanctions by the CSRC or other PRC regulatory authorities, which could include fines and penalties on our operations in China, limitations on our operating privileges in China, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, restrictions on or delays to our financing transactions offshore, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs.
The PRC government has recently indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. For more detailed information, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirements, expose us to government interference, or otherwise restrict or completely hinder our ability to offer securities and raise capital outside China, which could adversely affect our business operations and cause the value of our securities to significantly decline or become worthless” in our Annual Report for 2021 on Form 20-F.
Recent Regulatory Developments
Cyber Security Review and Data Privacy Regulations
Recently, the PRC governmental authorities have promulgated, among others, the Personal Information Protection Law of the PRC and the Data Security Law of the PRC to ensure cybersecurity, data and personal information protection. These new laws, as well as other proposed regulations, demonstrate that relevant laws and regulations governing these areas are developing along with the enforced and constantly tightening of relevant regulatory supervision. The State Council of the PRC promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure on July 30, 2021, which took effect on September 1, 2021. This regulation requires, among other things, that certain competent authorities identify and protect critical information infrastructures. In addition, in November 2021, the CAC promulgated the Draft Cyber Data Security Regulations for public comments, which set forth different scenarios where data processors should apply for cybersecurity review. The

CAC and a number of other departments under the State Council promulgated the Cybersecurity Review Measures on December 28, 2021, which became effective on February 15, 2022. According to this regulation, critical information infrastructure operators purchasing network products and services and network platform operators carrying out data processing activities, which affect or may affect national security, are required to conduct cybersecurity review. On July 7, 2022, the CAC issued the Security Assessment Measures, which became effective on September 1, 2022 and require a data processor to apply to the CAC for a security assessment under certain circumstances. See “— Permits and Permission Required from the PRC Authorities for Our Operations” above in this prospectus for more information.
On September 1, 2021, the Data Security Law of the PRC became effective, which imposes data security and privacy obligations on entities and individuals conducting data-related activities, and introduces a data classification and hierarchical protection system. In addition, the Standing Committee of the National People’s Congress promulgated the Personal Information Protection Law of the PRC (the “PIPL”) on August 20, 2021, and this law took effect on November 1, 2021. The PIPL further emphasizes processors’ obligations and responsibilities for personal information protection and sets out the basic rules for processing personal information and the rules for cross-border provision of personal information. Under the Draft Cyber Data Security Regulations for public comments, critical data processors or foreign-listed data processors are required to carry out annual data security evaluations and submit evaluation reports to the municipal cyberspace administration authority. We have implemented comprehensive cybersecurity and data protection policies, procedures and measures to safeguard personal information and ensure secured storage and transmission of data and prevent unauthorized access or use of data. However, we cannot guarantee that the regulators will agree with us or will not in the future adopt new laws and regulations that restrict our business operations.
There are uncertainties as to the interpretation and application of these cybersecurity and data privacy laws, regulations and standards, and they may be interpreted and applied in a manner that is inconsistent with our current policies and practices or require changes to the features of our data systems. If the CSRC, the CAC or other regulatory agencies later deem us to be a CIIO and require that we obtain their approvals for our offshore offerings, we may be unable to obtain such approvals in a timely manner, or at all, and such approvals may be rescinded even if obtained. Any such circumstance could significantly limit or completely hinder our ability to continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless. In addition, implementation of industry-wide regulations affecting our business operations could limit our ability to attract new customers and/or users and cause the value of our securities to significantly decline. Therefore, investors of our company and our business face potential uncertainties from actions taken by the PRC government affecting our business.
Potential CSRC Approval on Overseas Listing
On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. These opinions and any related implementation rules to be enacted may subject us to additional compliance requirement.
On December 24, 2021, the CSRC promulgated the Draft Administrative Provisions and the Draft Overseas Listing Regulations for public comment. These draft regulations would require Chinese companies that seek to offer and list securities in overseas markets to fulfill the filing procedures with and report relevant information to the CSRC, and would require that (a) an initial filing be submitted within three working days after the application for an initial public offering in an overseas market is submitted, and (b) a second filing be submitted within three working days after the listing is completed. Moreover, an overseas offering and listing would be prohibited under circumstances if (i) it is prohibited by PRC laws, (ii) it may constitute a threat to or endanger national security as reviewed and determined by competent PRC authorities, (iii) it has material ownership disputes over equity, major assets, and core technology, (iv) in the last three years, the Chinese operating entities and their controlling shareholders and actual controllers have committed relevant prescribed criminal offenses or are currently under investigation for suspicion of criminal offenses or major violations, (v) the directors, supervisors, or senior executives have been subject to administrative punishment for severe violations, or are currently under investigations for suspicion of criminal offenses or major violations in the recent three years, or (vi) it has other circumstances as prescribed by the State Council. In addition, these draft regulations stipulate that when determining whether an offering and listing would be deemed as “an indirect overseas offering and listing by a Chinese company,” the principle of “substance over form” would be followed, and if the issuer meets the following conditions, its offering and listing would be determined as an “indirect overseas offering and listing by a Chinese company” and would therefore be subject to the filing requirement: (i) the revenues, profits, total assets or net assets of the Chinese operating entities in the most recent financial year account for more than 50% of the corresponding data in the issuer’s audited consolidated financial statements for the same period; and (ii) the majority of senior management in charge of business operation are Chinese citizens or have domicile in the PRC, and their principal place of business is located in the PRC or main business activities are conducted in the PRC.
As of the date of this prospectus, the content and effective date of the Draft Administration Provisions and the Draft Overseas Listing Regulations are subject to change and uncertainty. It is uncertain whether the Draft Administration Provisions and the Draft Overseas Listing Regulations would apply to the follow-on offerings or other offerings of the Chinese companies, like us, that are already listed overseas.
We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC, or other PRC regulatory authorities required for overseas listings. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection from the CSRC or the CAC. Because these regulatory actions are relatively new, it is uncertain how soon legislative or regulatory bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on our daily business operation, our ability to accept foreign investments and listing on a U.S. or other foreign exchanges. PRC laws and their interpretations and enforcement continue to develop and are subject to change, and the PRC government may adopt other rules and restrictions in the future. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our Annual Report for 2021 on Form 20-F for more details.
The Holding Foreign Companies Accountable Act
Our financial statements contained in this prospectus have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm that is headquartered in Shanghai, China with offices in other cities in China. It is a firm registered with the PCAOB, and is required by the laws of the U.S. to undergo regular inspections by the PCAOB to assess its compliance with the laws of the U.S. and professional standards. According to Article 177 of the PRC Securities Law which became effective in March 2020, the securities regulatory authority of the State Council may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region, to implement cross-border supervision and administration (“Regulatory Cooperation Mechanism”); no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without a Regulatory Cooperation Mechanism or the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties.
The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such securities from being traded on a national securities exchange or in the over the counter trading market in the U.S. The SEC has adopted rules to implement the HFCA Act and, pursuant to the HFCA

Act, the PCAOB issued a report notifying the SEC of its determinations on December 16, 2021 that it was unable to inspect or investigation completely accounting firms headquartered in mainland China or Hong Kong, including our auditor Deloitte Touche Tohmatsu Certified Public Accountants LLP. We were also conclusively identified as a “Commission-Identified Issuer” under the HFCA Act on May 26, 2022 in respect of our Annual Report for 2021 on Form 20-F filed on April 27, 2022. Further, on December 29, 2022, the AHFCA Act was signed into law by the U.S. president as part of the fiscal year 2023 omnibus spending legislation, which reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. As a result, the risk has been heightened.
On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC, taking a first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in Mainland China and Hong Kong. On December 15, 2022, the PCAOB announced its determination that it has been able to inspect and investigate audit firms in mainland China and Hong Kong completely for purposes of the HFCA Act, and the PCAOB vacated its December 16, 2021 determinations. Based on this announcement, we do not expect to be a Commission-Identified Issuer in respect of our annual report for 2022 on Form 20-F to be filed in 2023. However, the PCAOB stated that should PRC authorities obstruct the PCAOB’s ability to inspect or investigate completely in any way and at any point in the future, the PCAOB Board will act immediately to consider the need to issue new determinations consistent with the HFCA Act. While we currently do not expect the HFCA Act or the AHFCA Act to prevent us from maintaining the trading of our ADSs in the U.S., uncertainties exist with respect to future determinations of the PCAOB in this respect and any further legislative or regulatory actions to be taken by the U.S. or Chinese governments that could affect our listing status in the U.S.
The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Risk Factors — Risks Related to Doing Business in China — If the PCAOB is unable to inspect our auditors as required under the HFCA Act, the SEC will prohibit the trading of our ADSs, which may materially and adversely affect the value of your investment” in this prospectus for more details.

RISK FACTORS
Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider the risks described below and in our Annual Report for 2021 on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.
Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.
Risks Related to Doing Business in China
If the PCAOB is unable to inspect our auditors as required under the HFCA Act, the SEC will prohibit the trading of our ADSs, which may materially and adversely affect the value of your investment.
The HFCA Act was enacted into law on December 18, 2020. Under the HFCA Act, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years (beginning with those we filed in 2022), the SEC will prohibit our securities, including our ADSs, from being traded on a U.S. national securities exchange, including the NYSE, or in the over-the-counter trading market in the U.S. Each chamber of the U.S. On December 29, 2022, the AHFCA Act was signed into law by the U.S. president as part of the fiscal year 2023 omnibus spending legislation, which reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. As a result, the risk has been heightened. The process for implementing trading prohibitions pursuant to the HFCA Act will be based on a list of registered public accounting firms that the PCAOB has been unable to inspect and investigate completely as a result of a position taken by a non-U.S. government. The first such list was announced by the PCAOB on December 16, 2021, and our auditor was included on that list.
The SEC reviews annual reports filed with it to determine if the auditor used for such reports was so identified by the PCAOB, and such issuers are designated as “Commission-Identified Issuers” on a list to be published by the SEC. If an issuer is a Commission-Identified Issuer for two consecutive years (which will be determined after the second such consecutive annual report), the SEC will issue an order that will implement the trading prohibitions described above. We were conclusively identified as a “Commission-Identified Issuer” under the HFCA Act on May 26, 2022 in respect of our Annual Report for 2021 on Form 20-F filed on April 27, 2022. If our ADSs are subject to a trading prohibition under the HFCA Act, the price of our ADSs may be adversely affected, and the threat of such a trading prohibition would also adversely affect their price. If our listing in Hong Kong cannot provide sufficient liquidity or if we are unable to be listed on another securities exchange that provides sufficient liquidity, such a trading prohibition may substantially impair your ability to sell or purchase our ADSs when you wish to do so. Furthermore, even if we are able to maintain a listing of our ordinary shares on the Hong Kong Stock Exchange or another non-U.S. exchange, investors owning our ADSs may have to take additional steps to engage in transactions on that exchange, including converting ADSs into ordinary shares and establishing non-U.S. brokerage accounts.
On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC, taking a first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in Mainland China and Hong Kong. On December 15, 2022, the PCAOB announced its determination that it has been able to inspect and investigate audit firms in mainland China and Hong Kong completely for purposes of the HFCA Act, and the PCAOB vacated its December 16, 2021 determinations. Based on this announcement, we do not expect to be a Commission-Identified Issuer in respect of our annual report for 2022 on Form 20-F to be filed in 2023. However, the PCAOB stated that should PRC authorities obstruct the PCAOB’s ability to inspect or investigate completely in any way and at any point in the future, the PCAOB Board will act immediately to consider the need to issue new determinations consistent with the HFCA Act. While we currently do not expect the HFCA Act or the AHFCA Act to prevent us from maintaining the trading of our ADSs in the U.S., uncertainties exist with respect to future determinations of the PCAOB in this respect and any further legislative or regulatory actions to be taken by the U.S. or Chinese governments that could affect our listing status in the U.S. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.
Risks Related to Our Corporate Structure
H World Group Limited is a Cayman Islands holding company. As a result, you may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws.
H World Group Limited is a holding company with no operations of its own. H World Group Limited conducts its operations primarily by our subsidiaries, a majority of which are based in China and Europe, and through contractual arrangements with the Consolidated Affiliated Entities and the Consolidated Fund. Investors in our ADSs and ordinary shares do not hold equity interest in our operating entities in China, but instead are purchasing equity securities of a Cayman Islands holding company. In addition, most of our executive officers reside within China for a significant portion of the time and most of them are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons residing inside China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands, United States and many other countries and regions.
Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.
Revenue and assets contributions from the Consolidated Affiliated Entities have not been material. Nonetheless, if the PRC government deems that the contractual arrangements in relation to the Consolidated Affiliated Entities do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, our ordinary shares and ADSs may decline in value if we are unable to assert our contractual control rights over the assets of the Consolidated Affiliated Entities.
The current industry entry clearance requirements governing foreign investment activities in the PRC are set out in two categories, namely the Encouraged Industry Catalogue for Foreign Investment (2020 version), as promulgated by the NDRC and the MOFCOM, which became effective on January 27, 2021, and the Negative List (2021 Edition). Industries not listed in either of these two catalogs are generally deemed “permitted” for foreign investments unless specifically prohibited or restricted by other PRC laws. According to the Negative List (2021 Edition), a foreign stake in a value-added telecommunications service may not exceed 50% (except for e-commerce, domestic conferencing, store-and-forward, and call center services). Pursuant to the Regulations on Travel Agencies (2020 Revision), which was promulgated by the State Council and became effective on November 29, 2020, no foreign-invested travel agency may operate a business providing travel services to Chinese mainland residents’ traveling to other countries or to the Hong Kong or Macao Special Administrative Region, or Taiwan.
Because H World Group Limited is an exempted company incorporated in the Cayman Islands with limited liability, it is classified as a foreign enterprise under PRC laws and regulations, and our PRC subsidiaries are foreign-invested enterprises (“FIEs”). PRC laws and regulations restrict and impose conditions on foreign investment in certain internet-based businesses and international travel agency businesses. Accordingly, to comply with PRC laws and regulations, we operate these businesses in China through the variable interest entity model, and rely on contractual arrangements among our PRC subsidiaries, the Consolidated Affiliated Entities and their respective nominee shareholders to control the business operations of the Consolidated Affiliated Entities and their subsidiary.

If our corporate structure and contractual arrangements are deemed by the Ministry of Industry and Information Technology or the MOFCOM or other regulators having competent authority to be illegal, either in whole or in part, we may lose control of the Consolidated Affiliated Entities and have to modify such structure and contractual arrangements to comply with regulatory requirements. However, there can be no assurance that we can achieve this without disrupting our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:
•
revoking our relevant business and operating licenses;

•
levying fines on us;

•
confiscating any of our income that they deem to be obtained through illegal operations;

•
shutting down our relevant services;

•
discontinuing or restricting our operations in China;

•
imposing conditions or requirements with which we may not be able to comply;

•
requiring us to change our corporate structure and contractual arrangements;

•
prohibiting our use of the proceeds from overseas offerings to finance the Consolidated Affiliated Entities’ business and operations; and

•
taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. See “—Uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and its implementing rules and how they may impact our business, financial condition and results of operations” below for more information. Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations. If the PRC government determines that these contractual arrangements do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our ordinary shares and ADSs may decline in value if we are unable to assert our contractual control rights over the assets of the Consolidated Affiliated Entities. In addition, H World Group Limited, which is the company our investors hold securities in, may never have a direct equity ownership interest in the businesses that are conducted by the Consolidated Affiliated Entities. If the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to direct the activities of the Consolidated Affiliated Entities or our right to receive their economic benefits, we would no longer be able to consolidate the financial results of such Consolidated Affiliated Entities in our consolidated financial statements.
We rely in part on contractual arrangements with each of the Consolidated Affiliated Entities and their respective nominee shareholders to operate certain restricted business. These contractual arrangements may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.
H World Group Limited is not a Chinese operating company but a Cayman Islands holding company with operations primarily conducted by our subsidiaries, a majority of which are based in China and Europe, and through contractual arrangements with the Consolidated Affiliated Entities. The Consolidated Affiliated Entities include (i) Tianjin Mengguang, (ii) Shanghai Huanmei and Huanmei Travel, and (iii) Ningbo Futing. Mr. Pengfei Jiang, who is the director/supervisor of certain of our subsidiaries, holds 100% of equity interest in Tianjin Mengguang. Mr. Pengfei Jiang and Mr. Andong Chen, our employee, hold 90% and 10% of equity interest in Shanghai Huanmei, respectively. Mr. Dongfu Shi, who is the director/supervisor of certain of our subsidiaries, holds 100% of equity interest in Ningbo Futing.
We rely in part on contractual arrangements entered into among HZ Hotel Management, the Consolidated Affiliated Entities and their respective nominee shareholders to operate certain restricted business. We have control over and are the primary beneficiary of the Consolidated Affiliated Entities for accounting purposes and, therefore, have consolidated the financial results of the Consolidated Affiliated Entities in our consolidated financial statements in accordance with U.S. GAAP. Any references to control or benefits that accrue to us because of the Consolidated Affiliated Entities in this prospectus are limited to, and are subject to conditions for consolidation of, the Consolidated Affiliated Entities under U.S. GAAP. These contractual arrangements may not be as effective as direct ownership in providing us with control over the Consolidated Affiliated Entities. Investors in our ADSs and ordinary shares are not purchasing equity interest in our operating entities in China, but instead are purchasing an equity interest in H World Group Limited, a Cayman Islands holding company. The Consolidated Affiliated Entities do not have a material contribution to our results of operations and the Consolidated Affiliated Entities do not support material revenues reported within other subsidiaries of our company. The Consolidated Affiliated Entities are consolidated with our results of operations for accounting purposes. If the Consolidated Affiliated Entities or the respective nominee shareholders of the Consolidated Affiliated Entities fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by the Consolidated Affiliated Entities is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in the Consolidated Affiliated Entities, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed pursuant to the contractual arrangement or ownership by the record holder of the equity interest.
All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contractual arrangements would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. However, the legal framework and system in China, in particularly those relating to arbitration proceedings, are not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of variable interest entities should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in the PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, it would be very difficult to exert effective control over the Consolidated Affiliated Entities, and our ability to conduct our business and our financial condition and results of operations may be materially and adversely affected. See “— Uncertainties with respect to the Chinese legal system could limit the legal protections available to us and our investors and have a material adverse effect on our business and results of operations” below in this prospectus.
If we exercise the option to acquire equity ownership of the Consolidated Affiliated Entities, the ownership transfer may subject us to certain limitations and substantial costs.
Pursuant to the contractual arrangements, to the extent allowed by PRC laws, rules and regulations, HZ Hotel Management or its designated person has the exclusive right to purchase all or any part of the equity interests in the Consolidated Affiliated Entities from their respective nominee shareholders at the higher of (i) the lowest price permitted by applicable PRC laws and (ii) a nominal price of RMB100. The transfer prices of such equity transfers might be subject to review and tax adjustment with reference to the market value by the relevant tax authorities, and such authorities may require HZ Hotel Management to pay individual income tax in the PRC on behalf of the individual shareholders of such Consolidated Affiliated Entities for ownership transfer income with reference to the market value accordingly, in which case the amount of tax could be substantial.

The nominee shareholders of the Consolidated Affiliated Entities may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.
The Consolidated Affiliated Entities include (i) Tianjin Mengguang, (ii) Shanghai Huanmei, and (iii) Ningbo Futing. Mr. Pengfei Jiang, who is the director/supervisor of certain of our subsidiaries, holds 100% of equity interest in Tianjin Mengguang. Mr. Pengfei Jiang and Mr. Andong Chen, our employee, hold 90% and 10% of equity interest in Shanghai Huanmei, respectively. Mr. Dongfu Shi, who is the director/supervisor of certain of our subsidiaries, holds 100% of equity interest in Ningbo Futing.
We rely on the nominee shareholders of the Consolidated Affiliated Entities to abide by the obligations under such contractual arrangements. The interests of these shareholders in their capacities as the shareholders of the Consolidated Affiliated Entities may differ from the interests of our company as a whole, as what is in the best interests of the Consolidated Affiliated Entities, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirements, may not be in the best interests of our company. There can be no assurance that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or that those conflicts of interest will be resolved in our favor. In addition, these shareholders may breach or cause the Consolidated Affiliated Entities and their subsidiary to breach or refuse to renew the existing contractual arrangements with us. Control over, and funds due from, the Consolidated Affiliated Entities may be jeopardized if such shareholders breach the terms of the contractual arrangements or are subject to legal proceedings.
Currently, we do not have arrangements to address potential conflicts of interest the nominee shareholders of the Consolidated Affiliated Entities may encounter, on the one hand, and as a director, supervisor or employee of our group company, on the other hand. We could, however, at all times, exercise our option under the exclusive option agreements to cause them to transfer all of their equity ownership in the Consolidated Affiliated Entities to an entity or individual designated by us as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the nominee shareholders of the Consolidated Affiliated Entities as provided under the power of attorney, directly appoint new directors, supervisors or senior management of the Consolidated Affiliated Entities. We rely on the nominee shareholders of the Consolidated Affiliated Entities to comply with PRC laws and regulations, which protect contracts and provide that directors and senior management owe a duty of loyalty to the companies they serve and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains. If we cannot resolve any conflicts of interest or disputes between us and the individual shareholders of the Consolidated Affiliated Entities, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.
If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.
Under PRC law, legal documents for corporate transactions, including agreements and contracts such as the leases and sales contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the State Administration for Market Regulation. We generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents. The chops of our subsidiaries and the Consolidated Affiliated Entities are generally held by the relevant entities so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our subsidiaries and the Consolidated Affiliated Entities have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise.
In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the designated key employees of our legal, human resources or finance departments. Our designated legal representatives generally do not have access to the chops. Although we have approval procedures in place and monitor our key employees, including the designated legal representatives of our subsidiaries and the Consolidated Affiliated Entities, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our key employees or designated legal representatives could abuse their authority, for example, by binding our subsidiaries and the Consolidated Affiliated Entities with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative and to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative’s misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations, and our business and operations may be materially and adversely affected.
Uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and its implementing rules and how they may impact our business, financial condition and results of operations.
The VIE structure through contractual arrangements has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in industries that are currently subject to foreign investment restrictions in China. The MOFCOM published a discussion draft of the proposed Foreign Investment Law of the PRC in January 2015, or the 2015 Draft FIL, according to which, variable interest entities that are controlled via contractual arrangements would also be deemed as foreign-invested entities, if they are ultimately controlled by foreign investors. In March 2019, the PRC National People’s Congress promulgated the Foreign Investment Law of the PRC, or the FIL, and in December 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law of the PRC, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the FIL. The FIL and the Implementing Rules both became effective from January 1, 2020 and replaced the major previous laws and regulations governing foreign investments in the PRC. Pursuant to the FIL, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The FIL and the Implementing Rules do not introduce the concept of “control” in determining whether a company would be considered as a foreign-invested enterprise, nor do they explicitly provide whether the VIE structure through contractual arrangements would be deemed as a method of foreign investment. However, the FIL has a catch-all provision that includes in its definition of “foreign investments” made by foreign investors in China in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. To implement this provision of the FIL, the relevant government authorities may promulgate more laws, regulations or rules on the interpretation and implementation of the FIL, and we cannot rule out the possibility that the concept of “control” as stated in the 2015 Draft FIL may be embodied in, or the VIE structure through contractual arrangements adopted by us may be deemed as a method of foreign investment by, any of such future laws, regulations and rules. If any of the Consolidated Affiliated Entities were deemed as a foreign-invested enterprise under any of such future laws, regulations and rules, and any of the businesses operated by such Consolidated Affiliated Entities in any “negative list” for foreign investment were therefore subject to any foreign investment restrictions or prohibitions, our business, financial condition and results of operations may be materially and adversely affected. Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, business, financial condition and results of operations.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s). The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).
We will not receive any proceeds from the sale of our ordinary shares or ADSs by the selling shareholders (if any).

DESCRIPTION OF SHARE CAPITAL
Our company was incorporated as an exempted company with limited liability in the Cayman Islands. Its affairs are governed by its memorandum and articles of association, as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.
Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:
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does not have to file an annual return of its shareholders with the Registrar of Companies;

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is not required to open its register of members for inspection;

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does not have to hold an annual general meeting;

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may issue shares with no par value;

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may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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may register as a limited duration company; and

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may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil that would otherwise limit shareholder liability).
As of the date of this prospectus, our authorized share capital is US$900,000 and consists of 80,000,000,000 ordinary shares of par value US$0.00001 each and 10,000,000,000 preferred shares of par value US$0.00001 each. As of the same date, we have 3,112,657,900 ordinary shares issued and outstanding and we do not have any preferred shares outstanding.
The following are summaries of material provisions of our amended and restated memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.
Ordinary Shares
General.   All of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. Each of our ordinary shares has a par value US$0.00001.
Preemptive Rights.   The shareholders of us do not have preemptive rights.
Transfer of Shares.   Subject to any applicable restrictions set forth in our amended and restated articles of association, including, for example, the board of directors’ discretion to refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under the share incentive plans for employees upon which a restriction on transfer imposed thereby still subsists, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the NASDAQ Global Select Market or the Hong Kong Stock Exchange or in another form that our directors may approve.

Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:
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the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of share;

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the instrument of transfer is properly stamped (in circumstances where stamping is required);

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in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

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fee of such maximum sum as the NASDAQ Global Select Market or the Hong Kong Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the NASDAQ Global Select Market or the Hong Kong Stock Exchange, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.
Limitations or Qualifications.   The rights of our shareholders are not materially limited or qualified.
Dividends.   Subject to the Companies Act, our company in general meeting or our directors may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Act.
Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (i) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (ii) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.
Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.
No dividend or other money payable by us on or in respect of any share shall bear interest against us.
In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (i) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (ii) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. On the recommendation of our directors, we may also by ordinary resolution resolve in respect of any particular dividend that, notwithstanding the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may in writing direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.
All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and reverted to us.
Whenever our directors or our company in general meeting have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.
Voting Rights.   Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote on a show of hands, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share of which such shareholder is the holder.
No shareholder shall be entitled to attend and vote or be reckoned in a quorum at any general meeting unless such shareholder is duly registered as our shareholder at the applicable record date for that meeting and all calls or other sums due by such shareholder to us have been paid.
If a clearing house (or its nominee(s)), being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.
While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, it is not a concept that is accepted as a common practice in the Cayman Islands, and our company has made no provisions in its amended and restated articles of association to allow cumulative voting for such elections.
Liquidation.   Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares: (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up on the shares held by them, respectively and (ii) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.
Share Repurchase.   We are empowered by the Companies Act and our amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on behalf of us, subject to the Companies Act, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the NASDAQ Global Select Market, the SEC, or by any other recognized stock exchange on which our securities are listed.
Sinking Fund Provision.   There are no sinking fund provisions applicable to our ordinary shares.
Calls on Shares and Forfeiture of Shares.   Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. Shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.
Modification of Rights of Shares.   Except with respect to share capital and the location of the registered office, alterations to our amended and restated memorandum and articles of association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders meeting.
Subject to the Companies Act, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated, with the sanction of a special resolution, passed at a separate general meeting of the holders of the shares of that class. The provisions of our amended and restated articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, that every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.
The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
Anti-takeover Provisions in the Amended and Restated Memorandum and Articles of Association.   Our amended and restated memorandum and articles of association contain provisions which may have the effect of limiting the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more classes or series and to fix their designations, powers, preferences, and relative participating, optional or other rights and the qualifications, limitations or restrictions, including, without limitation, dividend rights, conversion rights, voting rights, terms of redemption privileges and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. In the event these preferred shares have better voting rights than our ordinary shares, in the form of ADSs or otherwise, they could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult.

Disclosure of Shareholder Ownership.   There are no provisions under Cayman Islands law applicable to our company, or in our amended and restated memorandum and articles of association that require our company to disclose the ownership threshold above which shareholder ownership must be disclosed.
General Meetings of Shareholders.   Shareholders’ meetings may be convened by our board of directors. Advance notice of at least 14 clear days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders, subject to exceptions in certain circumstances as set out in our amended and restated memorandum and articles of association. A quorum for a meeting of shareholders consists of members holding not less than one-third in nominal value of the total issued voting shares in our company present in person or by proxy.
Registered Office and Objects
Our registered office in the Cayman Islands is located at the offices of Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands, or at such other location within the Cayman Islands as our directors may from time to time determine. The objects for which we are established are unrestricted and we have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.
Differences in Corporate Law
The Companies Act is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States.
Mergers and Similar Arrangements.   Under the laws of the Cayman Islands, two or more companies may merge or consolidate in accordance with Section 233 of the Companies Act. A merger means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such constituent companies as the surviving company. A consolidation means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such constituent companies in the new consolidated company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by each constituent company by a special resolution of the shareholders and such other authorization as may be specified in such company’s articles of association. The consent of each holder of a fixed or floating security interest of a constituent company in a proposed merger or consolidation must also be obtained.
For a director who has a financial interest in the plan of merger or consolidation, he should declare the nature of his interest at the board meeting where the plan was considered. Following such declaration, subject to any separate requirement for Audit Committee approval under the applicable law or any applicable requirements imposed from time to time by the NASDAQ Global Select Market, the SEC, or by any other recognized stock exchange on which the securities are listed, and unless disqualified by the chairman of the relevant board meeting, he may vote on the plan of merger or consolidation.
A shareholder resolution is not required if a Cayman Islands incorporated parent company is seeking to merge with one or more of its Cayman Islands incorporated subsidiary companies (i.e., companies where at least ninety per cent (90%) of the issued shares of which (of one or more classes) that are entitled to vote are owned by the parent company). In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.
The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, or money and other assets or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.
After the plan of merger or consolidation has been approved by the directors, authorized by a resolution of the shareholders and the holders of fixed or floating security interest have given their consent, the plan of merger or consolidation is executed by each company and filed, together with certain ancillary documents, with the Registrar of Companies in the Cayman Islands.
A shareholder may dissent from a merger or consolidation. A shareholder properly exercising his dissent rights is entitled to payment in cash of the fair value of his shares. Such dissent rights are unavailable in respect of shares subject to a plan of merger or consolidation for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent subject to the provisions of the Companies Act.
A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation. If the merger or consolidation is approved by the shareholders, the company must within 20 days give notice of this fact to each shareholder who gave written objection. Such shareholders then have 20 days to give to the company their written election in the form specified by the Companies Act to dissent from the merger or consolidation.
Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.
Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then within 20 days thereafter, the company shall or any dissenting shareholder may file a petition with the Grand Court for a determination of the fair value of the shares of all dissenting shareholders. At the petition hearing, the Grand Court shall determine the fair value of the shares of such dissenting shareholders as it finds are involved, together with a fair rate of interest, if any, to be paid by our company upon the amount determined to be the fair value.
Shareholders’ Suits.   In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:
•
a company is acting or proposing to act illegally or beyond the scope of its authority;

•
the act complained of, although not beyond the scope of its authority, could only be effected duly if authorized by more than a simple majority vote which has not been obtained; or

•
those who control the company are perpetrating a “fraud on the minority.”

Corporate Governance.   Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the NASDAQ Global Select Market or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such a meeting.

Restructuring.   A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:
(a)   is or is likely to become unable to pay its debts; and
(b)   intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.
The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) may be proceeded with or commenced against the company, no resolution to wind up the company may be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.
History of Securities Issuances
The following is a summary of our securities issuances in the past three years:
Issuance of Convertible Senior Notes
In May 2020, we issued US$500 million of 3% convertible senior notes due 2026. See a description of the terms of these convertible senior notes in our financial statements included in our Annual Report for 2021 on Form 20-F.
In November 2020, we completed the put right offer relating to our 0.375% convertible senior notes due 2022 with a principal amount of US$475 million, pursuant to the indenture governing these notes. On the maturity date of November 1, 2022, we repaid all outstanding principal and interest on these notes according to the indenture.
Global Offering and Secondary Listing on the Hong Kong Stock Exchange
We completed our global offering and secondary listing on the Hong Kong Stock Exchange in 2020. We issued a total of 23,485,450 ordinary shares (including 3,063,300 ordinary shares pursuant to exercise of the over-allotment option) at a public offering price of HK$297 (US$38.31) per ordinary share. Our ordinary shares started to trade on the Hong Kong Stock Exchange on September 22, 2020. The offering size and offering price presented in this paragraph did not retroactively reflect the Share Subdivision.
Share Subdivision
In June 2021, we effected a share subdivision to sub-divide each ordinary share with a par value of US$0.0001 each into ten ordinary shares with a par value of US$0.00001 each, or the Share Subdivision. Concurrent with the Share Subdivision, the ratio of ADS to ordinary share was adjusted from one (1) ADS representing one (1) ordinary share to one (1) ADS representing ten (10) ordinary shares after the Share Subdivision. Except otherwise stated, the Share Subdivision has been retrospectively applied for all periods presented in this prospectus.
Option and Award Grants
We have granted options to purchase our ordinary shares and restricted stocks to our directors, executive officers and certain other individuals. See more information in “Item 6. Directors, Senior Management and Employees — 6.B. Compensation — Share Incentive Plans” in our Annual Report for 2021 on Form 20-F, which is incorporated by reference in this prospectus.

Share Repurchase Program
We announced a share repurchase program approved by our board of directors on August 21, 2019. Under the terms of the approved program, we may repurchase up to $750 million worth of our issued and outstanding ADSs in open market at prevailing market prices or privately negotiated transaction, depending on market conditions and other factors, as well as in accordance with restrictions relating to volume, price and timing. This share repurchase plan will be effective for five years. Our board of directors reviews the share repurchase program periodically, and may authorize adjustment of its terms and size accordingly. The share repurchase program may be suspended or discontinued at any time. We did not repurchase any ADSs under this program in 2019 and 2020. We repurchased 640 ADSs in 2021 and 1,779,470 ADSs in the nine months ended September 30, 2022. See more information in “Item 16E. Purchase of Equity Securities by the Issuer and Affiliated Purchasers” in our Annual Report for 2021 on Form 20-F, which is incorporated by reference in this prospectus.
Registration Rights
Investor and Registration Rights Agreements Entered into with Trip.com and AAPC on March 12, 2010 and January 25, 2016, respectively
Pursuant to the investor and registration rights agreements we entered into with Trip.com Group Limited, or Trip.com and AAPC Hong Kong Limited, or AAPC, on March 12, 2010 and January 25, 2016, respectively, we have granted certain registration rights to Trip.com and AAPC. The registration rights entitle AAPC and Trip.com to, subject to conditions, request our company to effect a registration statement with the SEC covering the registration of at least 50% of the registrable securities held by it, or a registration statement on Form F-3 with respect to all or any of the registrable securities held by it. Further, our company must notify AAPC and Trip.com in writing at least 30 days prior to filing any registration statement (subject to certain exceptions) and allow each of them an opportunity to include in that registration all or any of its registrable securities held.
Supplemental Registration Rights Agreements Entered into with Trip.com on August 3, 2020
Pursuant to an indenture dated July 20, 2020, Trip.com issued a US$500,000,000 principal amount of its 1.50% exchangeable senior notes due 2027, or the Exchangeable Notes, which will initially be exchangeable for cash, our ADSs or a combination of cash and our ADSs, at Trip.com’s election. Pursuant to the indenture, prior to the date that is six months following July 20, 2020 (the date of original issuance of the Exchangeable Notes), and at all times thereafter, Trip.com and a collateral agent will enter into a collateral agreement, pursuant to which the exchange obligations of Trip.com will be secured by a pledge of, and the collateral agent on behalf of the noteholders will have an enforceable, first priority security interest in (subject to customary exceptions) a certain number of our shares as determined pursuant to the indenture. Trip.com has requested us to provide certain additional registration rights with respect to resales of any ADSs deliverable upon exchange of the Exchangeable Notes or upon any enforcement, as well as the ordinary shares represented thereby, by noteholders under the Securities Act. As such, we entered into a supplemental registration rights agreement with Trip.com on August 3, 2020.
In accordance with this supplemental agreement, we filed a delivery registration statement on Form F-3 on July 19, 2021, which relates to transfers and deliveries of our ADSs, if any, that may be made from time to time to the holders of the notes in exchange for their Exchangeable Notes. Subject to the terms and conditions under the supplemental registration rights agreement, we are required to use our best efforts to maintain the effectiveness of the delivery registration statement filed until the earliest of (i) the date on which there are no longer outstanding any Exchangeable Notes, (ii) following any enforcement in respect of all of the registrable securities then pledged pursuant to the collateral agreement, the earlier of (a) 30 trading days following such enforcement and (b) the date on which all registrable securities have been disposed of by the collateral agent or noteholders, as applicable, and (iii) the date on which the ADSs (or other common equity or ADSs in respect of common equity underlying the Exchangeable Notes for which the Exchangeable Notes are then exchangeable) cease to be listed on any of the New York Stock Exchange, The Nasdaq Global Select Market, or The Nasdaq Global Market (or any of their respective successors).

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safe-keep the securities on deposit. In this case, the custodian is Citibank, N.A.-Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.
We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC, under cover of a Registration Statement on Form F-6 (Registration No. 333-225171). You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov).
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. For the complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, ten (10) ordinary shares on deposit with the depositary and/or the custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-ordinary shares ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of our ADSs, the registered holders of our ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder, you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, our company or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
We will not treat you, being an owner of ADSs, as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of our ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date, after deduction of the applicable fees, taxes and expenses.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the applicable laws and regulations.
The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses,

withheld taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
Distributions of Ordinary Shares
Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, withheld taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.
The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to purchase the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.
The depositary will not distribute the rights to you if:
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we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

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we fail to deliver satisfactory documents to the depositary; or

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it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
The depositary will make the election available to you only if we timely request it to do so, if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs in each case as described in the deposit agreement. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of elective distributions to purchase new ordinary shares other than in the form of ADSs.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you, if we timely request the depositary to do so and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, withheld taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to you and will sell the property if:
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we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

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we do not deliver satisfactory documents to the depositary; or

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the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will timely notify the depositary. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received in a currency other than U.S. dollars into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.
Changes Affecting Ordinary Shares
The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Ordinary Shares
The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by legal considerations applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:
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The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

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All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

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You are duly authorized to deposit the ordinary shares.

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The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

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The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:
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ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

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provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

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provide any transfer stamps required by the State of New York or the United States; and

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pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Ordinary Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time except for:
•
temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•
obligations to pay fees, taxes and similar charges; and

•
restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital — Ordinary Shares — Voting Rights” above.
At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs. In the event voting takes place at a shareholders’ meeting by show of hands, the depositary will instruct the custodian to vote in accordance with the voting instructions received from a majority of holders of ADSs who provided voting instructions. In the event voting takes place at a shareholders’ meeting by poll, the depositary will instruct the custodian to vote in accordance with the voting instructions received from the holders of ADSs.
In the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders’ ADSs; provided, that no such instructions shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists or (iii) the rights of our shareholders may be adversely affected. No discretionary proxy shall be given with respect to any vote by show of hands.
Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

The depositary will not join in demanding a vote by poll. A holder of ADSs will not be able to exercise any rights that may attach to the ordinary shares represented by such ADSs to requisition a shareholder meeting or propose resolutions for a shareholder vote. At our request, the depositary will represent deposited ordinary shares for the purpose of establishing a quorum regardless of whether voting instructions have been provided with respect thereto.
Fees and Expenses
ADS holders will be required to pay the following fees under the terms of the deposit agreement:
Service	Fees
Issuance of ADSs	Up to US$0.05 per ADS issued
Cancelation of ADSs	Up to US$0.05 per ADS canceled
Distribution of cash dividends or other cash distributions (e.g., sale of rights and other entitlements)	Up to US$0.05 per ADS held
Distribution of ADSs pursuant to stock dividends, other free stock distributions or exercise of rights to purchase additional ADSs	Up to US$0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary
As an ADS holder, you will also be responsible to pay certain charges such as:
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fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares);

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expenses incurred for converting foreign currency into U.S. dollars;

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expenses for cable, telex and fax transmissions and for delivery of securities;

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taxes (including applicable interest and penalties) and other governmental charges;

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fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other applicable regulatory requirements; and

•
fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary and by the brokers (on behalf of their clients) delivering the ADSs to the depositary for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary to the holders of record of ADSs as of the applicable ADS record date.
The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary charge the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary send invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.
Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.
The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary may agree from time to time.
Amendments and Termination
We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses) or as may be required by law.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
The depositary may close the transfer books at any time and from time to time, when deemed necessary or at the reasonable written request of us, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:
•
We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith. Without limiting the foregoing, neither we nor the depositary is obligated to participate in any action, suit or other proceeding relating to deposited property or the ADSs without satisfactory indemnity. The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.
•
The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on behalf of us or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•
We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•
We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our amended and restated Memorandum and Articles of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•
We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our amended and restated Memorandum and Articles of Association or in any provisions of securities on deposit.

•
We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•
We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•
We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•
We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•
No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•
Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as an ADS holder.

•
Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:
•
Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•
Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•
Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law
The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of the Cayman Islands. We and the depositary have agreed that the federal or state courts in the City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between us that may arise out of or in connection with the Deposit Agreement. We also submitted to the jurisdiction of these courts, and we have appointed an agent for service of process in the City of New York.

ENFORCEABILITY OF CIVIL LIABILITIES
Our company is incorporated and existing under the laws of the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:
•
political and economic stability;

•
an effective judicial system;

•
a favorable tax system;

•
the absence of exchange control or currency restrictions; and

•
the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:
•
the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•
Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association does not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
Our company is incorporated in the Cayman Islands, and conducts a substantial portion of its operations through our subsidiaries in China. Following our acquisition of Deutsche Hospitality, we expanded our operations to Europe. Most of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws of the United States or otherwise.
We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.
Maples and Calder (Hong Kong) LLP, our legal counsel as to Cayman Islands law, has advised us that the courts of the Cayman Islands are unlikely:
•
to recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state or territory in the United States; and

•
in original actions brought in the courts of the Cayman Islands, to impose liabilities against us or our directors or officers predicated solely upon the federal securities laws of the United States or any state or territory within the United States, so far as the liabilities imposed by those provisions are penal in nature.

Maples and Calder (Hong Kong) LLP has informed us that in those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (i) is final and conclusive and for a liquidated sum, (ii) is not in respect of taxes, a fine or a penalty, (iii) is not inconsistent with a Cayman Islands judgment in respect of the same matter, and (iv) is not impeachable on the grounds of fraud and was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
JunHe LLP has further advised us that the recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. There is currently no treaty between the PRC and the United States that provides for mutual recognition and enforcement of judgments rendered in the other state. As of the date of this prospectus, although there have been occasions where courts in the PRC recognized and enforced judgments rendered by courts in the other jurisdiction, there is uncertainty whether a PRC court would generally form the view that reciprocity exists between the PRC and the United States and therefore recognize and enforce judgments rendered by United States courts on reciprocal basis. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Therefore, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

TAXATION
Material Cayman Islands, Hong Kong, PRC and United States federal income tax consequences of the ownership and disposition of the securities offered by this prospectus will be set forth in any prospectus supplement or free writing prospectus relating to the offering of those securities.

SELLING SHAREHOLDERS
Selling shareholders (if any) to be named in a prospectus supplement may, from time to time, offer, sell and lend some or all of the ordinary shares or ADSs of us held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders (if any) may sell the ordinary shares or ADSs to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders (if any) may also sell, transfer or otherwise dispose of ordinary shares or ADSs in transactions exempt from the registration requirements of the Securities Act.
If any selling shareholder is to offer and sell ordinary shares or ADSs pursuant to this prospectus, we will provide you with a prospectus supplement, which will set forth the name of each such selling shareholder, the number of ordinary shares or ADSs beneficially owned by each such selling shareholder, and the number of ordinary shares or ADSs they are offering. The prospectus supplement also will disclose whether any of the selling shareholders (if any) have held any position or office with, have been employed by, or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION
We and/or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including:
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to or through underwriters, brokers or dealers;

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through agents;

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on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
directly to one or more purchasers in negotiated sales or competitively bid transactions; or

•
through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on behalf of us may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
We and/or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:
•
a fixed price or prices, which may be changed;

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market prices prevailing at the time of sale;

•
prices related to such prevailing market prices; or

•
negotiated prices.

We and/or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We and/or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we and/or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We and/or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we and/or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we and/or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.
The applicable prospectus supplement will describe the terms of the securities offering, including the following:
•
the name or names of any underwriters, dealers or agents;

•
the public offering or purchase price;

•
the proceeds from such sale;

•
any discounts and commissions to be allowed or paid to the agent or underwriters;

•
all other items constituting underwriting compensation;

•
any over-allotment options under which underwriters may purchase additional securities from us;

•
any discounts and commissions to be allowed or paid to dealers; and

•
any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.
The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, H World Group Limited and its subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.
Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.
The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS
We are being represented by Cleary Gottlieb Steen & Hamilton LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares offered in any offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by JunHe LLP. Cleary Gottlieb Steen & Hamilton LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and JunHe LLP with respect to matters governed by PRC law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm or firms named in the applicable prospectus supplement.

EXPERTS
The financial statements of H World Group Limited incorporated by reference in this prospectus, and the effectiveness of H World Group Limited’s internal control over financial reporting, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in auditing and accounting.
The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai 200002, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov. You can also find information on our website ir.hworld.com. The information contained on our website is not a part of this prospectus.
This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
We incorporate by reference the following documents:
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our annual report on Form 20-F for the year ended December 31, 2021 filed with the SEC on April 27, 2022 (File No. 001-34656);

•
our current report on Form 6-K furnished to the SEC on January 10, 2023 (File No. 001-34656), or January Form 6-K; and

•
all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with the SEC on or after the date of this prospectus and until the termination or completion of the offering under this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
H World Group Limited
No. 1299 Fenghua Road
Jiading District
Shanghai 201803
People’s Republic of China
+86 (21) 6195-2011
Attention: Investor Relations
You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.   Indemnification of Directors and Officers
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against conduct amounting to willful default, willful neglect, fraud or dishonesty, such as civil fraud or the consequences of committing a crime. The registrant’s articles of association provide for (1) indemnification of directors and officers for actions, costs, charges, losses, damages, and expenses incurred or sustained in their capacities as such and (2) waiver by each shareholder of any claim or right of action against any director on account of any action taken or omitted to be taken by such director, in each case except for any matter in respect of any fraud or dishonesty of such director.
Pursuant to the indemnification agreements between the registrant and its directors and officers (the form of which was included as Exhibit 10.4 of the registrant’s registration statement on Form F-1 (file no. 333-165247) that was filed with the SEC on March 5, 2010), the registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of the registrant and its officers and directors and other persons.
Item 9.   Exhibits
See Exhibit Index beginning on page II-4 of this registration statement.
Item 10.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS
Exhibit Number	Description
1.1*	Form of Underwriting Agreement
4.1**	Registrant’s Specimen Certificate for Ordinary Shares
4.2	Form of Deposit Agreement Among the Registrant, the Depositary and All Holders and Beneficial Owners of the American Depositary Shares (incorporated by reference to Exhibit 4.3 of our Registration Statement on Form F-1/A (file No. 333-221034) filed with the Securities and Exchange Commission on December 1, 2017)
4.3	Form of Amendment No. 1 to Deposit Agreement among the Registrant, the Depositary and All Holders and Beneficial Owners of the American Depositary Shares (incorporated by reference to Exhibits (a)(i) from the post-effective amendment No. 1 to Form F-6 (file no. 333-225171) filed with the Securities and Exchange Commission on May 7, 2021)
4.4	Registrant’s Specimen American Depositary Receipt (incorporated by reference to Form 424b3 (file no. 333-225171) filed with the Securities and Exchange Commission on July 11, 2022)
5.1**	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered
23.1**	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, independent registered public accounting firm
23.2**	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3**	Consent of JunHe LLP
24.1**	Power of Attorney (included on signature page hereof)
107.1**	Calculation of Filing Fee Table

*
To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

**
Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on January 10, 2023.
H World Group Limited
By:
/s/ Jihong He

Name: Jihong He
Title:   Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Ms. Jihong He as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities set forth below on January 10, 2023.
Signature	Title
/s/ Qi Ji Qi Ji	Executive Chairman of the Board of Directors
/s/ Hui Jin Hui Jin	Chief Executive Officer (principal executive officer)
/s/ John Jiong Wu John Jiong Wu	Independent Director
/s/ Tong Tong Zhao Tong Tong Zhao	Independent Director
/s/ Shangzhi Zhang Shangzhi Zhang	Director
/s/ Jian Shang Jian Shang	Independent Director
/s/ Theng Fong Hee Theng Fong Hee	Independent Director
/s/ Lei Cao Lei Cao	Independent Director
/s/ Jihong He Jihong He	Chief Financial Officer (principal financial officer and principal accounting officer)

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of H World Group Limited has signed this registration statement or amendment thereto in New York on January 10, 2023.
Authorized U.S. Representative
COGENCY GLOBAL INC.
By:
/s/ Colleen A. De Vries

Name: Colleen A. De Vries
Title:   Senior Vice President